Exhibit 10.1
EXECUTION VERSION

AMENDMENT NO. 3 TO CREDIT AND SECURITY AGREEMENT, dated
as of June 23, 2022 (this “Amendment”), among CMFT Corporate Credit Securities, LLC, as borrower (the “Borrower”), CMFT Securities Investments, LLC, as Collateral Manager (the “Collateral Manager”), CMFT Securities Investments, LLC, as equityholder (the “Equityholder”), Citibank, N.A., as lender (the “Lender”), Citibank, N.A., as administrative agent (the “Administrative Agent”), Citibank, N.A., acting through its Agency & Trust division, as collateral agent (in such capacity, the “Collateral Agent”) and as collateral custodian (in such capacity, the “Custodian”), and Virtus Group, LP, as collateral administrator (in such capacity, the “Collateral Administrator”).

WHEREAS, the Borrower, the Collateral Manager, the Equityholder, the Lender and the other lenders from time to time parties thereto, the Administrative Agent, the Collateral Agent, the Custodian and the Collateral Administrator, are party to the Credit and Security Agreement, dated as of December 31, 2019 (the “Credit Agreement”);

WHEREAS, the parties hereto desire to amend the Credit Agreement in accordance with Section 12.01 of the Credit Agreement and subject to the terms and conditions set forth herein; and

WHEREAS, the Administrative Agent hereby authorizes and directs the Collateral Agent, the Custodian and the Collateral Administrator to execute this Amendment.

NOW THEREFORE, in consideration of the foregoing premises and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

Definitions

Terms used but not defined herein have the respective meanings given to such terms in the Credit Agreement.

ARTICLE II

Amendments to the Credit Agreement.

SECTION 2.1. Amendment to the Credit Agreement. As of the date of this Amendment, the Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the bold and double-underlined text (indicated textually in the same manner as the following example: bold and double-underlined text) as set forth on the pages of the Credit Agreement attached as Appendix A hereto.

ARTICLE III

Representations and Warranties

SECTION 3.1. The Borrower hereby represents and warrants to each other party hereto that, as of the date first written above, (i) no Default or Event of Default has occurred and is continuing and (ii) the representations and warranties of the Borrower contained in the Credit Agreement and the other Facility Documents are true and correct in all material respects on and as of such day (other than any representation and warranty that is made as of a specific date).

ARTICLE IV

Conditions Precedent

SECTION 4.1. This Amendment shall become effective as of the date hereof upon the execution and delivery of this Amendment by each party hereto.

ARTICLE V

Miscellaneous

SECTION 5.1. Governing Law. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

SECTION 5.2. Severability Clause. Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 5.3. Ratification. Except as expressly amended hereby, the Credit Agreement is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Amendment shall form a part of the Credit Agreement for all purposes.

SECTION 5.4. Counterparts. The parties hereto may sign one or more copies of this Amendment in counterparts, all of which together shall constitute one and the same agreement. Delivery of an executed signature page of this Amendment by facsimile or email transmission shall be effective as delivery of a manually executed counterpart hereof.

SECTION 5.5. Headings. The headings of the Articles and Sections in this Amendment are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

[Signature pages follow]

2

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

CMFT CORPORATE CREDIT SECURITIES, LLC
a Borrower

By: /s/ Nathan D. DeBacker
Name: Nathan D. DeBacker
B
Title: Vice President, Chief Financial Officer and Treasurer

Amendment No. 3
Credit and Security Agreement

CMFT SECURITIES INVESTMENTS, LLC
as Collateral Manager

By: /s/ Nathan D. DeBacker
Name: Nathan D. DeBacker
B
Title: Vice President, Chief Financial Officer and Treasurer

Amendment No. 3
Credit and Security Agreement

CITIBANK, N.A., as Administrative Agent and as a Lender

By: /s/ Vincent Nocerino
Name: Vincent Nocerino
Title: Attorney in Fact

CMFT SECURITIES INVESTMENTS, LLC
as the Equityholder

By: /s/ Nathan D. DeBacker
Name: Nathan D. DeBacker
B
Title: Vice President, Chief Financial Officer and Treasurer

CITIBANK, N.A., (acting through its Agency & Trust division) as Custodian and as Collateral Agent

By: /s/ Anthony Bausa
Name: Anthony Bausa
Title: Senior Trust Officer

VIRTUS GROUP, LP, as Collateral Administrator

By: Rocket Partners Holdings, LLC, its General Partner

By:     /s/ Paul Plank
Name: Paul Plank
Title: Authorized Signatory

Appendix A

EXECUTION VERSION
Conformed through Amendment No. ~~2~~3 dated ~~October 4~~June 23, ~~2021~~2022

CREDIT AND SECURITY AGREEMENT

Dated as of December 31, 2019 among
CMFT CORPORATE CREDIT SECURITIES, LLC,
as Borrower,

CMFT SECURITIES INVESTMENTS, LLC,
as Collateral Manager,

CMFT SECURITIES INVESTMENTS, LLC,
as Equityholder,
THE LENDERS FROM TIME TO TIME PARTIES HERETO, CITIBANK, N.A.,
as Administrative Agent,

CITIBANK, N.A.,
(acting through its Agency & Trust division) as Custodian and as Collateral Agent

and

VIRTUS GROUP, LP,
as Collateral Administrator

TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS; RULES OF CONSTRUCTION; COMPUTATIONS     1
Section 1.01.    Definitions         1 Section 1.02.    Rules of Construction     41 Section 1.03.    Computation of Time Periods     42 Section 1.04.    Collateral Value Calculation Procedures     42
ARTICLE II ADVANCES     44
Section 2.01.    Revolving Credit Facility; Approval Requests     44 Section 2.02.    Making of the Advances     45 Section 2.03.    Evidence of Indebtedness; Notes     45 Section 2.04.    Payment of Amounts     46 Section 2.05.    Prepayment of Advances     47 Section 2.06.    Changes of Commitments     48 Section 2.07.    Maximum Lawful Rate     49 Section 2.08.    Several Obligations     49 Section 2.09.    Increased Costs     49 Section 2.10.    Compensation; Breakage Payments     51 Section 2.11.    Illegality; Inability to Determine Rates     51 Section 2.12.    Fees     52 Section 2.13.    Rescission or Return of Payment     53 Section 2.14.    Default Interest     53 Section 2.15.    Payments Generally     53 Section 2.16.    Replacement of Lenders     54 Section 2.17. Defaulting Lenders 55 Section 2.18. Right of Setoff 56 Section 2.19. [Reserved] 56 Section 2.20. Lending Offices; Changes Thereto 56 Section 2.21. [Reserved] 56
Section 2.22.    [Reserved]     56
Section 2.23.    Recourse Against Certain Parties     56 ARTICLE III CONDITIONS PRECEDENT     57
Section 3.01.    Conditions Precedent to Initial Advances     57 Section 3.02.    Conditions Precedent to Subsequent Advances     59
ARTICLE IV REPRESENTATIONS AND WARRANTIES     60
Section 4.01.    Representations and Warranties of the Borrower     60 Section 4.02.    Additional Representations and Warranties of the Borrower     63 Section 4.03.    Representations and Warranties of the Equityholder and the
Collateral Manager     65 Section 4.04.    Representations and Warranties of the Collateral Agent, Custodian
and Collateral Administrator.     66 ARTICLE V COVENANTS     67
Section 5.01.    Affirmative Covenants of the Borrower     67 Section 5.02.    Negative Covenants of the Borrower     73

CREDIT AND SECURITY AGREEMENT

CREDIT AND SECURITY AGREEMENT, dated as of December 31, 2019 (this “Agreement”), by and among CMFT CORPORATE CREDIT SECURITIES, LLC, a Delaware limited liability company, as borrower (the “Borrower”), CMFT SECURITIES INVESTMENTS, LLC, a Delaware limited liability company, as Collateral Manager (in such capacity, the “Collateral Manager”) and as Equityholder (in such capacity, the “Equityholder”), the LENDERS from time to time party hereto, CITIBANK, N.A. (“Citibank”), as administrative agent for the Secured Parties (as hereinafter defined) (in such capacity, the “Administrative Agent”), CITIBANK, N.A., acting through its Agency & Trust division (“Citi Agency & Trust”), as collateral agent for the Secured Parties (in such capacity, the “Collateral Agent”) and as collateral custodian for the Secured Parties (in such capacity, the “Custodian”), and VIRTUS GROUP, LP, as collateral administrator (in such capacity, the “Collateral Administrator”).

W I T N E S S E T H:

WHEREAS, the Borrower desires that the Lenders make advances on a revolving basis to the Borrower on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Borrower has engaged the Collateral Manager to perform investment-related and administrative duties with respect to the advances made hereunder and the management of the loans owned by the Borrower; and

WHEREAS, each Lender is willing to make advances to the Borrower on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS; RULES OF CONSTRUCTION; COMPUTATIONS

Section 1.01.    Definitions

As used in this Agreement, the following terms shall have the meanings indicated:

“Account Control Agreement” means the Account Control Agreement, dated as of the Closing Date, by and among the Borrower, the Collateral Agent and the Securities Intermediary, as the same may be amended, modified, waived, supplemented or restated from time to time.

“Accredited Investor” has the meaning assigned to such term in Section 12.06(e).

~~“Adjusted Eurodollar Rate” means, for any Interest Accrual Period, an interest rate per annum equal to the greater of (a) a fraction, expressed as a percentage, (i) the numerator of which is equal to the LIBOR Rate for such Interest Accrual Period and (ii) the denominator of which is equal to 100% minus the Eurodollar Reserve Percentage for such Interest Accrual Period and (b) 0.0%.~~

“Administrative Agent” has the meaning assigned to such term in the introduction to this Agreement.

“Administrative Agent Fee Letter” means that certain fee letter, dated as of the Closing Date, between the Administrative Agent and the Borrower setting forth the amounts payable by the Borrower to the Administrative Agent in connection with the transactions contemplated by this Agreement, as the same may be amended, modified, waived, supplemented or restated from time to time.

“Administrative Expense Cap” means, for any Payment Date, an amount equal (when taken together with any Administrative Expenses paid during the period since the preceding Payment Date or, in the case of the first Payment Date, the Closing Date) to $125,000 per annum, pro-rated for the related Interest Accrual Period on the basis of a 360-day year and the actual number of days elapsed.

“Administrative Expenses” means the fees and expenses (including indemnities) and other amounts of the Borrower due or accrued with respect to any Payment Date pursuant to the terms of the Facility Documents and payable in the following order:

(a)first, on a pro rata basis, to the Collateral Administrator, the Collateral Agent, the Securities Intermediary and the Custodian;
(b)second, on a pro rata basis, to the Lenders and the Administrative Agent;
(c)third, to the Collateral Manager; and
(d)fourth, on a pro rata basis, to:
(i)the agents (other than the Collateral Manager) and counsel of the Borrower for fees and expenses related to the Collateral and the Facility Documents; and
(ii)any other Person;

provided that, for the avoidance of doubt, (1) amounts that are expressly payable to any Person under the Priority of Payments in respect of an amount that is stated to be payable as an amount other than as Administrative Expenses shall not constitute Administrative Expenses and (2) expenses paid for on the Closing Date with proceeds of the Advances comprising the initial Borrowing shall not constitute Administrative Expenses.

“Advance” has the meaning assigned to such term in Section 2.01(c).

“Advance Rate” means, as of any date of determination with respect to each Eligible Collateral Loan, the lowest corresponding percentage for the type of such Eligible Collateral Loan:

Type of Eligible Collateral Loan    Advance Rate

First Lien Loan with a Moody’s Rating of “B3” or higher or an S&P Rating of “B-” or higher	75%
Private Credit Loans and Middle Market Loans (other than Deemed Second Lien Loans)	The Advance Rate set forth on the related Approval Request by the Administrative Agent
First Lien Loan that is a Caa/CCC Obligation or Second Lien Loan (other than a Deemed Second Lien Loan)	45%
Deemed Second Lien Loans	40%

“Advances Outstanding” means, as of any date of determination, the aggregate principal amount of all Advances outstanding on such date, after giving effect to all repayments of Advances made on or prior to such date and any new Advances made on such date.
“Advisor” means CIM Capital IC Management, LLC, a Delaware limited liability company. “Affected Person” means (a) the Administrative Agent, each Lender and each of their respective
Affiliates and (b) any assignee or participant of any Lender (unless the benefit of any particular provision hereof to any such Affected Person is otherwise expressly excluded herein).

“Affiliate” or “Affiliated” means, with respect to a Person, (a) any other Person who, directly or indirectly, including through one or more intermediaries, is in Control of, or Controlled by, or is under common Control with, such Person or (b) any other Person who is the managing member or general partner of (i) such Person or (ii) any such other Person described in clause (a) above; provided that (w) a Person shall not be deemed to be an “Affiliate” of an Obligor solely because it is under the common ownership or Control of the same financial sponsor or affiliate thereof as such Obligor, (x) neither the Collateral Manager nor any Person for whom it provides advisory services or acts as collateral manager shall be deemed to be an Affiliate of the Borrower, (y) no investment vehicles, funds, accounts or similar entities advised by the Collateral Manager or any of its Affiliates will be considered an Affiliate of the Collateral Manager and (z) Obligors in respect of Collateral Loans shall be deemed not to be Affiliates if they have distinct corporate family ratings and/or distinct issuer credit ratings.

“Agents” means, collectively, the Administrative Agent and the Collateral Agent.

“Aggregate Principal Balance” means, when used with respect to all or a portion of the Collateral Loans, the sum of the Principal Balances of all or of such portion of such Collateral Loans (other than Ineligible Collateral Loans).
“Agreement” has the meaning assigned to such term in the introduction to this Agreement. “Amortization Period” means the period beginning on the Commitment Termination Date and ending on the date on which all Obligations are Paid in Full.

“Anti-Corruption Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended;
(b)the U.K. Bribery Act 2010, as amended; and (c) any other anti-bribery or anti-corruption laws, regulations or ordinances in any jurisdiction in which the Borrower or any of its Subsidiaries or their respective Related Parties is located or doing business.

“Anti-Money Laundering Laws” means Applicable Law in any jurisdiction in which the Borrower or any of its Subsidiaries or their respective Related Parties are located or doing business that relates to money laundering or terrorism financing, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

“Applicable Law” means any Law of any Governmental Authority, including all federal and state banking or securities laws, to which the Person in question is subject or by which it or any of its assets or properties are bound.

“Applicable Margin” means (a) during the first two years of the Reinvestment Period, ~~1.70% per annum and (b~~(i) with respect to Broadly Syndicated Loans, 1.90% per annum, (ii) with respect to Middle Market Loans, 2.75% per annum and (iii) Private Credit Loans, 2.65% per annum, (b) during the last year of the Reinvestment Period, (i) with respect to Broadly Syndicated Loans, 2.00% per annum, (ii) with respect to Middle Market Loans, 2.85% per annum and (iii) with respect to Private Credit Loans, 2.75% per annum and (c) during the Amortization Period, ~~2.00~~(i) with respect to Broadly Syndicated Loans, 2.10% per annum, (ii) with respect to Middle Market Loans, 2.95% per annum and (iii) with respect to Private Credit Loans, 2.85% per annum; provided that upon the occurrence and during the continuance of an Event of Default, the Applicable Margin in effect at such time shall be increased by an additional 2.00% per annum.

“Approval Request” has the meaning assigned to such term in Section 2.01(a).

“Approved Broker Dealer” means each qualified broker-dealer listed on Schedule 7 hereto or approved by the Administrative Agent in its absolute discretion.

“Approved Valuation Firm” means each of Duff & Phelps Corp., FTI Consulting, Inc., Houlihan Lokey, Lincoln International LLC, Murray Devine, Valuation Research Corp., and any other nationally recognized accounting firm or valuation firm approved by the Administrative Agent and the Borrower, each in its reasonable discretion.

“Asset Value” means, with respect to any Collateral Loan on the relevant date of determination, the amount (determined by the Administrative Agent) equal to (a) in the case of a Collateral Loan other than a Private Credit Loan or a Middle Market Loan, the market price assigned to such Collateral Loan by the Administrative Agent in its reasonable discretion or (b) if such Collateral Loan is a Private Credit Loan or a Middle Market Loan, the value determined for such Collateral Loan by the Administrative Agent in its reasonable discretion on the related Approval Notice and, solely with respect to a Middle Market Loan, following the occurrence of any Asset Value Adjustment Event, in each case expressed as a Dollar amount by multiplying such price by such Collateral Loan’s Principal Balance~~), but~~ and subject to the dispute mechanism set forth below.

So long as no Default or Event of Default has occurred and is continuing, if the Collateral Manager disputes the Asset Value of any Collateral Loan determined by the Administrative Agent pursuant to the preceding paragraph (each such Collateral Loan, a “Disputed Collateral Loan”), the Collateral Manager shall notify the Administrative Agent of such dispute at or before the Dispute Time. Upon receipt of such notification, the Administrative Agent and the Collateral Manager shall consult with each other in an attempt to resolve such dispute in a timely and reasonable manner. If such consultation does not resolve the dispute within one (1) Business Day of the Administrative Agent’s receipt of notice of such dispute, the following mechanism shall apply:

(1)The Collateral Manager shall seek Firm Bids from at least two Approved Broker Dealers for each Disputed Collateral Loan. For each Disputed Collateral Loan for which there are three or more Firm Bids for the relevant date of determination, the Asset Value shall be recalculated (by the Administrative Agent) based on the average of the Firm Bids (disregarding the Administrative Agent’s most recent valuation). For each Disputed Collateral Loan for which there are two Firm Bids for the relevant date of determination, the Asset Value shall be recalculated as the higher of the two Firm Bids. For each Disputed Collateral Loan for which there is one Firm Bid or are no Firm Bids for the relevant date of determination, the Asset Value shall be Administrative Agent’s most recent valuation;

(2)if clause (1) does not apply, the Collateral Manager shall hire an Approved Valuation Firm to provide a fair market value for such Disputed Collateral Asset; and, effective as of the date of delivery of the valuation report from the Approved Valuation Firm to the Administrative Agent, the Asset Value shall equal the fair market value provided by such Approved Valuation Firm; provided that such value may not exceed the Original Asset Value.

“Asset Value Adjustment Event” means, with respect to any Collateral Loan (other than a Broadly Syndicated Loan), each occurrence of one or more of the following:

(a)a payment default (i) with respect to such Collateral Loan (after giving effect to the lesser of (x) any applicable grace period and (y) five (5) Business Days or seven (7) calendar days, whichever is greater, past the applicable due date) or (ii) under any other debt obligation of such Obligor which is senior or pari passu in right of payment to such Collateral Loan (after giving effect to the lesser of (x) any applicable grace period and (y) five (5) Business Days past the applicable due date);

(b)a Material Modification;

(c)a Senior Net Leverage Ratio of the related Obligor for any Relevant Test Period has increased by 0.75x or more above such Senior Net Leverage Ratio as of the related Acquisition Date;

(d)EBITDA of the related Obligor for any Relevant Test Period has decreased by 20.0% or more below such EBITDA as of such Acquisition Date;

(e)the Cash Interest Coverage Ratio of the related Obligor for any Relevant Test Period is less than 80% of the Cash Interest Coverage Ratio of such Obligor as of the related Acquisition Date;

(f)if such Collateral Loan has a Moody’s Rating and/or an S&P Rating, its (i) Moody’s Rating is downgraded below “B3” or (ii) S&P Rating is downgraded below “B-” as applicable;

(g)an Insolvency Event with respect to any related Obligor; and

(h)any failure of the related Obligor to deliver any quarterly or annual financial statements required to be delivered to the Borrower or the Collateral Manager pursuant to the relevant Underlying Loan Agreement within the time period for delivery thereof set forth in the relevant Underlying Loan Agreement for the relevant fiscal quarter or fiscal year, subject to any applicable grace period therein.

“Assigned Documents” has the meaning assigned to such term in Section 7.01(c).

“Assignment and Acceptance” means an Assignment and Acceptance in substantially the form of Exhibit D hereto, entered into by a Lender, an assignee, the Administrative Agent and, if applicable, the Borrower.
“Authorized Person(s)” has the meaning assigned to such term in Section 13.07(d)(i). “Automatic Commitment Reduction” has the meaning assigned to such term in Section
2.06(a)(ii).

“Available Tenor” means, as of any date of determination and with respect to ~~the~~any then-current Benchmark, as applicable, (x) if ~~the~~any then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Accrual Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.

“Bankruptcy Code” means the United States Bankruptcy Code.

“Base Rate” means, on any date, a fluctuating interest rate per annum equal to the highest of (a) the Prime Rate, (b) the Federal Funds Rate plus 0.50% or (c) the Benchmark for a three-month period plus 1.0%. The Base Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer of any Agent or any Lender. Interest calculated pursuant to clauses (a),
(b)and (c) above will be determined based on a year of 360 days and actual days elapsed.

“Benchmark” means, initially, ~~the Adjusted Eurodollar Rate~~Term SOFR; provided that if a replacement of an initial or subsequent Benchmark has occurred pursuant to Section 12.01(c), then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.
“Benchmark Replacement” means, for any Available Tenor:
~~(1)For purposes of Section 12.01(c)(i), the first alternative set forth below that can be determined by the Administrative Agent:~~

~~(a)the sum of: (i) Term SOFR and (ii) the Benchmark Replacement Adjustment, or~~

~~(b)the sum of: (i) Daily Simple SOFR and (ii) the Benchmark Replacement Adjustment; and~~

(2)~~For purposes of Section 12.01(c)(ii)~~, the sum of (a) the alternate benchmark rate and (b) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Administrative Agent and the Borrower as the replacement for such Available Tenor of such Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for Dollar-denominated syndicated credit facilities at such time; provided that, if ~~the~~any Benchmark Replacement ~~as determined pursuant to clause (1) or (2) above~~ would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Facility Documents.
“Benchmark Replacement Adjustment” means ~~(i)~~, with respect to any replacement of a then-current Benchmark, the spread adjustment determined by the Administrative Agent in consultation with the ~~case of Term SOFR,~~Borrower giving due consideration to (x) the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the reference time such Benchmark Replacement is first set for such Interest Accrual Period that has been selected or recommended by the ~~Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment,~~Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement ~~by~~for the ~~Relevant Governmental Body~~applicable corresponding tenor; or (~~b~~y) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark ~~with the applicable Unadjusted Benchmark Replacement~~ for syndicated credit facilities denominated in Dollars ~~and (ii) in the case of Daily Simple SOFR, the spread adjustment selected or recommended by the Relevant Governmental Body for the replacement of the tenor of the LIBOR Rate with a SOFR-based rate having approximately the same length as the interest payment period specified in Section 12.01(c)(i) (which spread adjustment, for the avoidance of doubt, shall be 0.26161% (26.161 basis points)).~~

“Benchmark Replacement ~~Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Accrual Period,” timing and~~

~~frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, the formula for calculating any successor rates identified pursuant to the definition of “Benchmark Replacement”, the formula, methodology or convention for applying the successor Floor to the successor Benchmark Replacement and other technical, administrative or operational matters) that the Administrative Agent, in consultation with the Borrower, decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Facility Documents)~~Date” means the earlier to occur of the following events with respect to a then-current Benchmark:
(1)in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark permanently or indefinitely ceases to provide such Benchmark; or
(2)in the case of clause (3) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative or non-compliant with or non-aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
“Benchmark Transition Event” means, with respect to any then-current Benchmark ~~other than the LIBOR Rate~~, the occurrence of one or more of the following events:
(1) a public statement or publication of information by or on behalf of the administrator of ~~the then-current~~such Benchmark, (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark, (or the ~~Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York~~published component used in the calculation thereof), the Relevant Governmental Body, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark~~, announcing or stating~~ (or such component), which states that ~~(a) such~~the administrator of such Benchmark (or such component) has ceased or will cease ~~on a specified date~~ to provide all Available Tenors of such Benchmark, (or such component thereof) permanently or indefinitely,; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or ~~(b)~~

(3) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will ~~no longer~~not be, representative ~~of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored~~or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event with respect to any then-current Benchmark, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means, with respect to any then-current Benchmark, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Facility Document in accordance with Section 12.01(c) and (b) ending at the time that a Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Facility Document in accordance with Section 12.01(c).
“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation, in a form as agreed to by the Administrative Agent.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Block Notice” has the meaning assigned to such term in Section 13.04(b).

“Borrower” has the meaning assigned to such term in the introduction to this Agreement. “Borrower Information” has the meaning assigned to such term in Section 12.09. “Borrowing” has the meaning assigned to such term in Section 2.01(c).
“Borrowing Base” means, at any date of determination, the least of:

(a)the Facility Amount minus the Unfunded Exposure Amount (net of the aggregate amount on deposit in the Unfunded Reserve Account), in each case, as of such date;

(b)(i) the aggregate sum of the product of (A) the applicable Advance Rate for each Eligible Collateral Loan as of such date and (B) the Borrowing Base Value of such Eligible Collateral Loan (less the portion, if any, of such Eligible Collateral Loan included in the Excess Concentration Amount as of such date), plus (ii) the Principal Proceeds and Eligible Investments made with Principal Proceeds on deposit in the Principal Collection Account as of such date,

(e) its S&P Rating is downgraded below “CCC”. “Borrowing Date” means the date of a Borrowing.
“Broadly Syndicated Loan” means any Collateral Loan that meets the following criteria on any date of determination: (i) is a First Lien Loan or a Second Lien Loan, (ii) has a Tranche Size on the related Acquisition Date of at least $250,000,000 (or, if such Collateral Loan is a second Lien Loan $100,000,000) or (iii) on the date it was acquired by the Borrower, has at least two (2) bid quotations from a nationally recognized independent dealer in the related loan as reported by an independent nationally recognized pricing service; unless otherwise expressly waived by the Administrative Agent; provided that, for the avoidance of doubt, each of the Collateral Loans owned by the Borrower immediately prior to the Third Amendment Effective Date are Broadly Syndicated Loans. Notwithstanding the foregoing, if any Broadly Syndicated Loan fails to satisfy the foregoing criteria on any date of determination after the related Acquisition Date, such Collateral Loan shall continue to be a Broadly Syndicated Loan for all purposes hereunder except with respect to determining the Asset Advance Rate applicable to such Collateral Loan as of such date of determination.

“Business Day” means any day of the year except a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close; provided that when used in connection with any interest rate setting as to an Advance determined by reference to ~~the LIBOR Rate~~Term SOFR, any fundings, disbursements, settlements and payments in respect of any such Advance, or any other dealings to be carried out pursuant to this Agreement in respect of any such Advance (or any Advance determined by reference to the Base Rate as to which such Base Rate is determined by reference to ~~the LIBOR Rate~~Term SOFR), the term “Business Day” shall ~~exclude~~mean any ~~day on which banks are not open for dealings in deposits in Dollars in the London interbank market~~U.S. Government Securities Business Day.

“Caa/CCC Loan” means at any time, a Collateral Loan with a Moody’s Rating of “Caa1” or lower or an S&P Rating of “CCC+” or lower (based on tranche rating not corporate family rating).

“Capital Stock” means all outstanding membership interests of the Borrower which will have the rights and will be subject to the restrictions set forth in the LLC Agreement.

“Cash” means Dollars immediately available on the day in question.

“Cash Interest Coverage Ratio” means, with respect to any Collateral Loan for any Relevant Test Period, the meaning of “Cash Interest Coverage Ratio” or comparable term set forth in the Related Documents for such Collateral Loan.

“Certificated Security” has the meaning specified in Section 8-102(a)(4) of the UCC.

“Change in Law” means the occurrence, after the Closing Date (or, with respect to any Lender not a party hereto on the date hereof, after the date such Lender becomes a party hereto), of any of the following: (a) the adoption of any law, rule or regulation, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender (or, for purposes of Section 2.09(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in implementation thereof and
(y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International

“Commitment Fee Rate” means, on any date of determination (x) prior October 4, 2021, (i) with respect to any Unused Amount up to an amount equal to 20% of the Facility Amount, 0.15% and (ii) with respect to any Unused Amount in excess of 20% of the Facility Amount, 0.50% and (y) on and after such date, (i) with the Unused Amount is less than or equal to 10% of the Facility Amount, 0.30%, (ii) if the Unused Amount is greater than 10% and less than or equal to 25% of the Facility Amount, 0.50% and
(iii)if the Unused Amount is in excess of 25% of the Facility Amount, Applicable Margin.

“Commitment Termination Date” means the last day of the Reinvestment Period; provided that, if the Commitment Termination Date would otherwise not be a Business Day, then the Commitment Termination Date shall be the immediately succeeding Business Day.

“Concentration Limitations” means, as of any date of determination, the following limitations calculated (x) during the Ramp-Up Period, as a percentage of the Facility Amount (or as otherwise specified below) and (y) after the Ramp-Up Period, as a percentage of the sum of (1) the Aggregate Principal Balance of the Eligible Collateral Loans owned (and, solely in relation to a proposed purchase of an Eligible Collateral Loan, proposed to be owned) by the Borrower and (2) the Principal Proceeds and Eligible Investments made with Principal Proceeds on deposit in the Principal Collection Account as of such date (or as otherwise specified below), and in each case in accordance with the procedures set forth in Section 1.04):

(a)not more than 3.0% consists of Collateral Loans of any one (1) Obligor (and Affiliates thereof), except that, without duplication, Collateral Loans issued by up to three (3) Obligors (and Affiliates thereof) may each constitute up to 5.0% each; provided that not more than 1.0% consists of Second Lien Loans of any one (1) Obligor (and Affiliates thereof);

(b)not more than 10.0% consists of Collateral Loans with Obligors in any one Moody’s Industry Classification, except that, without duplication, (i) Collateral Loans with Obligors in the Moody’s Industry Classification with the highest Aggregate Principal Balance may constitute up to 15.0% and (ii) Collateral Loans with Obligors in the Moody’s Industry Classification with second highest and third highest Aggregate Principal Balance may each constitute up to 12.0%;

(c)not more than 10.0% consists of Second Lien Loans;

(d)not more than the lesser of (i) 15.0% or (ii) $100,000,000 of the Aggregate Principal Balance of the Eligible Collateral Loans owned (and, solely in relation to a proposed purchase of an Eligible Collateral Loan, proposed to be owned) by the Borrower, in each case, may consist of Private Credit Loans and Middle Market Loans;

(e)~~(d)~~ not more than 10.0% consists of Caa/CCC Loans;

(f)~~(e)~~ not more than 5.0% consists of unfunded commitments under Revolving Collateral Loans and Delayed Drawdown Collateral Loans;

(g)~~(f)~~ not more than 65.0% consists of Covenant Lite Loans;

(h)~~(g)~~ not more than 5.0% consists of PIK Loans;

(i)~~(h)~~ not more than 5.0% consists of Collateral Loans that provide for payment of interest in cash less frequently than quarterly; and

(j)~~(i)~~ not more than 5.0% consists of Collateral Loans for which the Related Documents are governed by the laws other than the laws of the United States (or any state thereof).

“Conforming Changes” means, with respect to the use or administration of any Benchmark or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Accrual Period,” the definition of U.S. Government Securities Business Day,” the timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, the formula for calculating any successor rates identified pursuant to the definition of “Benchmark Replacement” (including whether such formula shall be cumulative or non-cumulative), the formula, methodology or convention for applying the successor Floor to the successor Benchmark Replacement and other technical, administrative or operational matters) that the Administrative Agent in consultation with the Collateral Manager decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent in consultation with the Collateral Manager determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Facility Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Constituent Documents” means, in respect of any Person, the trust agreement, certificate or articles of formation or organization, the limited liability company agreement, operating agreement, partnership agreement, joint venture agreement or other applicable agreement of formation or organization (or equivalent or comparable constituent documents) and other organizational documents and by-laws and any certificate of trust, certificate of incorporation, certificate of formation, certificate of limited partnership and other agreement or similar instrument filed or made in connection with its formation or organization, in each case, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Continued Errors” has the meaning specified in Section 14.08(c).

“Control” means (i) the direct or indirect possession of the power to vote 20% or more of the voting securities of a Person or direct or cause the direction of the management or policies of a Person whether through ownership, by contract, arrangement or understanding, or otherwise or (ii) ownership of 20% or more of the equity securities of a Person. “Controlled” and “Controlling” have the meaning correlative thereto.

“Covenant Lite Loan” means a Collateral Loan that is not subject to Maintenance Covenants; provided that a Collateral Loan shall not constitute a Covenant Lite Loan if (a) the Related Documents require the obligor thereunder to comply with one or more Maintenance Covenants (regardless of whether compliance with one or more Incurrence Covenants is otherwise required by the Related Documents) or (b) the Related Documents contain a cross default provision to, or such Collateral Loan is pari passu with, another loan of the Obligor that requires the Obligor to comply with one or more financial covenants or Maintenance Covenants.

“Coverage Test” means each of the Borrowing Base Test, the Equity Coverage Test and the Minimum Equity Test.

“Covered Accounts” means each of the Collection Account (including the Interest Collection Account and the Principal Collection Account therein), the Custodian Account and the Unfunded Reserve Account.

“Custodian” has the meaning assigned to such term in the introduction to this Agreement. “Custodian Account” has the meaning assigned to such term in Section 8.03.
“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback of two U.S. Government Securities Business Days) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible, then the Administrative Agent may establish another convention in its reasonable discretion in consultation with the Borrower.

“Data File” has the meaning specified in Section 8.09(a).

“Data Site” means an electronic password protected data site maintained by the Borrower (or by the Collateral Manager on behalf of Borrower) at Merrill Corporation, Intralinks, SyndTrak Online or any other similar electronic distribution system reasonably acceptable to the Administrative Agent.

“Default” means any event which, with the passage of time, the giving of notice, or both, would constitute an Event of Default.

“Default Rate” means a rate per annum equal to the rate of interest otherwise in effect pursuant to this Agreement (or, if no such rate is specified, the Base Rate) plus 2.00% per annum; provided that such additional margin shall not be applied pursuant to this definition in any case where it has already been applied pursuant to the definition of “Applicable Margin.”

“Defaulted Loan” means any Collateral Loan:

(a)with respect to which a default as to the payment of principal and/or interest has occurred and is continuing (without regard to any grace period applicable thereto, or waiver or forbearance thereof, after the passage (in the case of a default that in the Collateral Manager’s judgment, as certified to the Administrative Agent in writing, is not due to credit-related causes) of five (5) Business Days or seven (7) calendar days, whichever is greater, but in no case beyond the passage of any grace period applicable thereto);

(b)with respect to which a default known to the Collateral Manager as to the payment of principal and/or interest has occurred and is continuing with respect to another full recourse debt obligation of the same Obligor secured by the same collateral and which is senior to or pari passu with in right of payment to such Collateral Loan (without regard to any grace period applicable thereto, or waiver or forbearance thereof, after the passage (in the case of a default that in the Collateral Manager’s judgment, as certified to the Lender in writing, is not due

“Due Date” means each date on which any payment is due on a Collateral Loan in accordance with its terms.

“~~Early Opt-in Effective Date” means, with respect to any Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.~~

~~“Early Opt-in Election” means, the occurrence of the following:~~

~~(1)a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding Dollar-denominated syndicated credit facilities in the U.S. syndicated loan market at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and~~

~~(2)the joint election by the Administrative Agent and the Borrower to change the LIBOR Rate to the Benchmark Replacement and the provision by the Administrative Agent of written notice of such election to the Lenders~~EBITDA” means, with respect to any Relevant Test Period (or other period set forth herein) and any Collateral Loan, the meaning of the term “Adjusted EBITDA”, the term “EBITDA” or any comparable term in the Related Documents for such period and Collateral Loan (or, in the case of a Collateral Loan for which the Related Documents have not been executed, as set forth in the relevant marketing materials or financial model in respect of such Collateral Loan, until the first testing period after the Related Documents have been executed), and in any case that the term “Adjusted EBITDA”, the term “EBITDA” or such comparable term is not defined in such Related Document or marketing materials or financial model, an amount, for the principal Obligor thereunder and any of its parents that are obligated as guarantor or co-borrower pursuant to the Related Documents and any of their respective Subsidiaries for such Collateral Loan (determined in good faith by the Collateral Manager in accordance with the Collateral Management Standard on a consolidated basis without duplication in accordance with GAAP (and also on a pro forma basis as determined in good faith by the Collateral Manager in accordance with the Collateral Management Standard in case of any acquisitions)) equal to earnings from continuing operations for such period plus, in each case to the extent deducted in determining earnings from continuing operations for such period, interest expense, income taxes, depreciation and amortization for such period, other non-cash charges and organization costs, extraordinary, one-time and/or non-recurring losses or charges and any other item the Collateral Manager and the Administrative Agent mutually deem to be appropriate.

“Eligible Collateral Loan” means a Collateral Loan that (1) has been approved by the Administrative Agent prior to the acquisition thereof by the Borrower and (2) satisfies each of the following eligibility requirements on any date of determination (unless otherwise expressly waived by the Administrative Agent on a case-by-case basis):

(a)is a First Lien Loan or, if it is a Broadly Syndicated Loan, a Second Lien Loan;
(b)is denominated and payable in USD and does not permit the currency in which such loan is payable or the place of payment to be changed;

(c)the Primary Obligor with respect to such Collateral Loan is organized or incorporated in the United States (or any state thereof);
(d)no related Obligor is a Sanctioned Person;
(e)it has an original term to maturity of (i) if such Collateral Loan is a First Lien Loan, not more than 7.25 years or (ii) if such Collateral Loan is a Second Lien Loan, not more than 8.0 years;
(f)if such Collateral Loan is a Broadly Syndicated Loan, on the date it was acquired by the Borrower, has a Moody’s Rating of greater than or equal to “Caa2” or an S&P Rating of greater than or equal to “CCC” (based on tranche rating not corporate family rating);
(g)if it is a PIK Loan, it provides for a minimum cash spread of at least 2.50%;
(h)was acquired for a Purchase Price at least equal to the lesser of (i) 80% of its Principal Balance or (ii) 90% of the S&P/LSTA Leveraged Loan Index, in each case, unless otherwise agreed to in writing by the Administrative Agent;
(i)~~has a Tranche Size of (i) if such Collateral Loan is a First Lien Loan, at least~~
~~$250,000,000 or (ii) if such Collateral Loan is a Second Lien Loan, at least $100,000,000, in each case, on the date such Collateral Loan is purchased by the Borrower;~~[reserved];
(j)~~on the date it was acquired by the Borrower, has at least two (2) bid quotations from a nationally recognized independent dealer in the related loan as reported by an independent nationally recognized pricing service; unless otherwise expressly waived by the Administrative Agent~~[reserved];
(k)is not an obligation (other than a Delayed Drawdown Collateral Loan or a Revolving Collateral Loan) pursuant to which any future advances or payments to the Obligor may be required to be made by the Borrower and will not result in the imposition of any other present or future, actual or contingent, monetary liabilities or obligations;
(l)on the date it was acquired by the Borrower, is not a Defaulted Loan;
(m)the related Obligor on the Collateral Loan is not insolvent, is not the subject of an Insolvency Event, and there are no proceedings pending (or, to the actual knowledge of any Responsible Officer of the Borrower or the Collateral Manager, materially threatened) wherein the Obligor on such Collateral Loan or any other party or any governmental entity (i) has asserted insolvency of the related Obligor on such Collateral Loan, or (ii) has alleged that such Collateral Loan or any of the underlying loan documents which create such loan is illegal or unenforceable and such Collateral Loan is not subject to any pending or threatened litigation or right or claim of rescission, set-off, counterclaim or defense on the part of the related Obligor;
(n)the acquisition thereof will not violate any Applicable Law, if notified by the Administrative Agent or Lender, or cause the Administrative Agent or any Lender to fail to comply with any request or directive from any banking authority or governmental entity having jurisdiction over the Administrative Agent or such Lender;
(o)(i) except for Permitted Liens, the Borrower has good and marketable title to, and is the sole owner of, such Collateral Loan and the Related Security or, with respect to any Related Security securing such Collateral Loan, the Borrower has the benefit of a valid security interest therein of the priority required by the Related Documents free and clear of all Liens and
(ii)the Borrower has granted to the Administrative Agent for the benefit of the Secured Parties, a valid and perfected first-priority security interest in such Collateral Loan;
(p)such Collateral Loan and the Related Documents for such Collateral Loan constitute the legal, valid and binding obligations of the related Obligor thereunder and each guarantor thereof, enforceable against such Person in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally or general principles of equity, regardless of whether considered in a proceeding in equity or at law;
(q)none of the Collateral Manager, the Equityholder or any of their respective Affiliates is an Affiliate of the related Obligor on such Collateral Loan;

(r)is capable of being transferred to and owned by the Borrower (whether directly or by means of a security entitlement) and of being pledged, assigned or novated by the owner thereof or of an interest therein, subject to customary restrictions for assets of the type constituting the Collateral Loans (i) to the Collateral Agent, (ii) to any assignee of the Collateral Agent permitted or contemplated under this Agreement, (iii) to any Person at any foreclosure or strict foreclosure sale or other disposition initiated by a secured creditor in furtherance of its security interest and (iv) to commercial banks, financial institutions, offshore and other funds (in each case, including transfer permitted by operation of the UCC);
(s)on the date it was acquired by the Borrower, does not contain restrictions on transfer which materially limits potential transferees, other than any such restrictions customary for assets of the type constituting the Collateral Loans;
(t)does not contain confidentiality restrictions that would prohibit the Administrative Agent, the Collateral Agent or the Lenders from accessing or receiving all material obligor information with regards to such Collateral Loan (subject to customary confidentiality provisions);
(u)does not subject the Borrower to withholding tax, fee or governmental charge unless the Obligor is required to make “gross-up” payments constituting 100% of such withholding tax, fee or governmental charge on an after-tax basis;
(v)the most recent audited financial statements of the related Obligor have been delivered to the Administrative Agent in accordance with Section 5.01(d)(iv);
(w)the acquisition of such loan will not cause (x) the Borrower or the pool of Collateral to be required to register as an “investment company” under Section 8 of the Investment Company Act or (y) cause the Lenders to hold an “ownership interest” in a “covered fund” under the Volcker Rule;
(x)is not a Participation Interest;
(y)unless it is a Covenant Lite Loan, it requires the related Obligor to comply with one or more Maintenance Covenants;
(z)provides for scheduled payments of interest in cash at least semi-annually;
(aa) the transfer thereof is effected pursuant to an LSTA Par/Near Par Trade Confirmation, subject to Standard Terms and Condition for Par/Near Par Trade Confirmations, as published by The Loan Syndications and Trading Association, Inc.; ~~and~~
(bb) the Required Loan Documents relating to such Collateral Loan have been delivered to the Custodian;
(cc) if such Collateral Loan is a Private Credit Loan or a Middle Market Loan, the Obligor of such Collateral Loan has a Total Net Leverage Ratio not greater than 7.00 to 1.00 (or, in each case, such other ratio as the Administrative Agent may approve on a case by case basis); provided that, in each case for purposes of determining compliance with this clause (cc) after the related Acquisition Date, only the portion of such Collateral Loan that causes such Total Net Leverage Ratio, as applicable, to exceed the applicable limits shall be ineligible; and
(dd) the related Obligor has EBITDA as of the Relevant Test Period of not less than
$10,000,000.

“Eligible Investments” means any Dollar-denominated investment that, at the time it is Delivered, is Cash or money market funds that have, at all times, ratings in the highest credit rating category by Moody’s and S&P (based on tranche rating not corporate family rating). Eligible Investments may only include obligations or securities that constitute cash equivalents for purposes of the rights and assets in paragraph (c)(8)(i)(B) of the exclusions from the definition of “covered fund” for purposes of the Volcker Rule.

“Equityholder” has the meaning assigned to such term in the introduction to this Agreement.

pursuant to Section 4062(e) of ERISA, or (3) with respect to the withdrawal or partial withdrawal from any Multiemployer Plan;

(h)the receipt by the Borrower or any member of its ERISA Group of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, in endangered status or critical status, within the meaning of Section 432 of the Code or Section 305 of ERISA or is or is expected to be insolvent or in terminated within the meaning of Title IV of ERISA; or

(i)the failure of the Borrower or any member of its ERISA Group to make any required contribution to a Multiemployer Plan.

“ERISA Group” means each controlled group of corporations or trades or businesses (whether or not incorporated) under common control that is treated as a single employer under Section 414(b), (c),
(m)or (o) of the Code with the Borrower.

“Erroneous Payment” has the meaning specified in Section 11.07(a). “Errors” has the meaning specified in Section 14.08(c).
“Eurocurrency Liabilities” is defined in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

~~“Eurodollar Reserve Percentage” means, for any period, the percentage, if any, applicable during such period (or, if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including any basic, emergency, supplemental, marginal or other reserve requirements) with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term of one month.~~

“Event of Default” has the meaning assigned to such term in Section 6.01.

“Excess Concentration Amount” means, at any time in respect of which any one or more of the Concentration Limitations are exceeded, an amount equal to the sum of the portions (calculated without duplication) of each Collateral Loan that cause such Concentration Limitations to be exceeded, as calculated by the Collateral Manager and certified to as required hereunder.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

“Excluded Amounts” means any amounts received in the Collection Account with respect to any Collateral, which amounts are attributable to (i) any interest or fees (including origination, agency, structuring, management or other up-front fees) that are for the account of the applicable Person from whom the Borrower purchased such Collateral Loan or (ii) amounts deposited into the Collection Account in error; provided, that any such amounts shall be Excluded Amounts only to the extent that such amounts are in excess of the principal and interest then due in respect of such Collateral, except with respect to the amounts described in clause (ii) of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Secured Party or required to be withheld or deducted from a payment to a Secured Party (a) Taxes imposed on or

“Financial Conduct Authority” has the meaning specified in Section 12.01(c)(vi).

“Firm Bid” means with respect to any Collateral Loan, a good and irrevocable bid for value, to purchase the par amount of such Collateral Loan, expressed as a percentage of the par amount of such Collateral Loan and exclusive of accrued interest and premium, for scheduled settlement substantially in accordance with the then-current market practice in the principal market for such Collateral Loan, as determined by the Administrative Agent, submitted as of 11:00 a.m. on the date of determination or as soon as practicable thereafter.

“First Lien Loan” means any Collateral Loan that meets the following criteria: (i) is not (and is not expressly permitted by its terms to become) subordinate in right of payment to any other obligation for borrowed money of the obligor of such loan; (ii) is secured by a valid first-priority perfected Lien in, to or on specified collateral securing the Obligor’s obligations under such Collateral Loan (whether or not such Collateral Loan is also secured by any lower priority Lien on other collateral) subject to customary Liens; (iii) is secured, pursuant to such first-priority perfected Lien, by collateral having a value (determined in good faith by the Collateral Manager in accordance with the Collateral Management Standard) not less than the outstanding Principal Balance of such Collateral Loan plus the aggregate outstanding Principal Balances of all other loans of equal seniority secured by a first Lien in the same collateral and (iv) is not a loan which is secured solely or primarily by the common stock of its Obligor or any of its Affiliates.

The determination as to whether clause (iii) of this definition is satisfied shall be based on the Collateral Manager’s good faith judgment at the time the Collateral Loan is acquired by the Borrower (which value may include an assessment of the Obligor’s cash flow, enterprise value, general financial condition and other attributes). The limitation set forth in clause (iv) above shall not apply with respect to a Collateral Loan made to a parent entity that is secured solely or primarily by the stock of one or more of the subsidiaries of such parent entity to the extent that the granting by any such subsidiary of a Lien on its own property would (1) in the case of a subsidiary that is not part of the same consolidated group as such parent entity for U.S. federal income tax purposes, result in a deemed dividend by such subsidiary to such parent entity for such tax purposes, (2) violate Law applicable to such subsidiary (whether the obligation secured is such Collateral Loan or any other similar type of indebtedness owing to third parties) or (3) cause such subsidiary to suffer adverse economic consequences under capital adequacy, liquidity coverage or other similar rules, in each case, so long as (x) such subsidiary does not have any indebtedness (other than current accounts payable in the ordinary course of business, capitalized leases or other similar indebtedness payable in the ordinary course of business) or the Related Documents limit the incurrence of indebtedness by such subsidiary and (y) the aggregate amount of all such indebtedness is not material relative to the aggregate value of the assets of such subsidiary.

“Fixed Rate Obligation” means any Collateral Loan that bears a fixed rate of interest.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the initial Benchmark provided for hereunder.

“Floor Obligation” means, as of any date:

(a)a Collateral Loan (i) for which the Related Documents provides for a ~~London interbank offered~~SOFR rate option and that such ~~London interbank offered~~SOFR rate is calculated as the greater of a specified “floor” rate per annum and the London interbank offered rate for the applicable interest period and (ii) that, as of such date, bears interest based on such

~~London interbank offered~~SOFR rate option, but only if as of such date the ~~London interbank offered~~SOFR rate for the applicable interest period is less than such floor rate; and

(b)a Collateral Loan (i) for which the Related Documents provides for a base or prime rate option and such base or prime rate is calculated as the greater of a specified “floor” rate per annum and the base or prime rate for the applicable interest period and (ii) that, as of such date, bears interest based on such base or prime rate option, but only if as of such date the base or prime rate for the applicable interest period is less than such floor rate.

“Fundamental Amendment” means any amendment, modification, waiver or supplement of or to this Agreement that would (as determined by the Required Lenders) (a) increase or extend the term of the Commitments or change the Final Maturity Date, (b) extend the date fixed for the payment of principal of or interest on any Advance or any fee hereunder, (c) reduce the amount of any scheduled payment of principal or the amount of any other payment due to any Lender, (d) reduce the rate at which interest is payable thereon or any fee is payable hereunder (other than any waiver or rescission of the Default Rate),
(e) release any material portion of the Collateral, except in connection with dispositions expressly permitted hereunder, (f) alter the terms of Section 9.01 or Section 12.01(b) or, for purposes of Sections
9.01 or 12.01(b), alter any defined term or alter any other provision of this Agreement to the extent such alteration would alter the order of application of proceeds or the pro rata sharing of payments required thereby, (g) modify the definitions of the terms “Required Lenders” or “Fundamental Amendment” or modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof or (h) extend the Reinvestment Period.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, administrative tribunal, central bank, public office, court, arbitration or mediation panel, or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of government, including the SEC, the stock exchanges, any federal, state, territorial, county, municipal or other government or governmental agency, arbitrator, board, body, branch, bureau, commission, court, department, instrumentality, master, mediator, panel, referee, system or other political unit or subdivision or other entity of any of the foregoing, whether domestic or foreign.

“Governmental Authorizations” means all franchises, permits, licenses, approvals, consents and other authorizations of all Governmental Authorities.

“Governmental Filings” means all filings, including franchise and similar tax filings, and the payment of all fees, assessments, interests and penalties associated with such filings with all Governmental Authorities.

“IBA” has the meaning specified in Section 12.01(c)(vi).

“Incurrence Covenant” means a covenant by any Obligor to comply with one or more financial covenants only upon the occurrence of certain actions of such Obligor, including a debt issuance, dividend payment, share purchase, merger, acquisition or divestiture.

“Indebtedness” means, with respect to any Person and without duplication, (a) all indebtedness of such Person for borrowed money (whether by loan or the issuance and sale of debt securities) or for

Collection Period unless the Collateral Manager has determined in its commercially reasonable discretion (and notified the Administrative Agent, the Collateral Administrator and the Collateral Agent) that such payments are to be treated as Principal Proceeds; and
(d) commitment fees, facility fees, anniversary fees, ticking fees and other similar fees received by the Borrower during such Collection Period unless the Collateral Manager has determined in its commercially reasonable discretion (and notified the Administrative Agent, the Collateral Administrator and the Collateral Agent) that such payments are to be treated as Principal Proceeds.

Any amounts received in respect of any Defaulted Loan will constitute Principal Proceeds (and not Interest Proceeds) until the aggregate of all Collections in respect of such Defaulted Loan since it became a Defaulted Loan equals the outstanding principal balance of such Collateral Loan at the time it became a Defaulted Loan; thereafter, any such amounts will constitute Interest Proceeds.

“Interest Rate” means, for each day during any Interest Accrual Period and for each Advance outstanding, the Benchmark for such Interest Accrual Period plus the Applicable Margin; provided that if a Disruption Event has occurred and is continuing or an Event of Default has occurred (and has not otherwise been waived by the Lenders pursuant to the terms hereof), “Interest Rate” means the Base Rate plus the Applicable Margin.

“Investment Advisory Agreement” means the Investment Advisory and Management Agreement, dated as of December 6, 2019, by and between the Equityholder and the Advisor.

“Investment Company Act” means the Investment Company Act of 1940 and the rules and regulations promulgated thereunder.

“Law” means any action, code, consent decree, constitution, decree, directive, enactment, finding, guideline, law, injunction, interpretation, judgment, order, ordinance, policy statement, proclamation, promulgation, regulation, requirement, rule, rule of law, treaty, rule of public policy, settlement agreement, statute, or writ, of any Governmental Authority, or any particular section, part or provision thereof.

“Lender” means each Person listed on Schedule 1 and any other Person that shall have become a party hereto in accordance with the terms hereof pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.

“Liabilities” means all liabilities, obligations, losses, claims, damages, penalties, actions, judgments, suits, costs, expenses (including reasonable and documented out-of-pocket attorneys’ fees and expenses) and disbursements of any kind or nature whatsoever, whether or not brought by the Borrower, the Collateral Manager, the Equityholder or any third party.

~~“LIBOR Rate” means, for any Interest Accrual Period, (i) with respect to any Advance made or outstanding on the first day of an Interest Accrual Period, the rate per annum equal to the ICE Benchmark Administration Limited LIBOR Rate (“ICE LIBOR”), as published by Reuters (or another commercially available source providing quotations of ICE LIBOR as designated by Administrative Agent from time to time) at approximately 11:00 a.m. (London time) two (2) Business Days prior to the commencement of such Interest Accrual Period, for Dollar deposits (for delivery on the first day of such Interest Accrual Period) with a term equivalent to three months and (ii) with respect to any Advance not made or outstanding on the first day of an Interest Accrual Period, the rate per annum equal to ICE LIBOR, as published by Reuters (or another commercially available source providing quotations of ICE LIBOR as designated by Administrative Agent from time to time) at approximately 11:00 a.m. (London time) two~~

~~(2)Business Days prior to the date on which such Advance is made, for Dollar deposits (for delivery on the date on which such Advance is made) with a term equivalent to three months; provided that, if no such rate is published by Reuters (or another commercially available source providing quotations of ICE LIBOR as designated by Administrative Agent from time to time), the LIBOR Rate shall be the rate per annum determined by the Administrative Agent using the average of the rates for London interbank deposits for a three month period in Dollars at approximately 11:00 a.m. (London time) on the applicable rate setting day to prime banks in the London interbank market. If the LIBOR Rate is less than zero percent then the LIBOR Rate shall be deemed to equal zero percent for all purposes of this Agreement.~~

“Lien” means any mortgage, pledge, hypothecation, assignment, encumbrance, lien or security interest (statutory or other), or preference, priority or other security agreement, charge or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing authorized by the Borrower of any financing statement under the UCC or comparable Law of any jurisdiction).

“LLC Agreement” means the Limited Liability Company Agreement of the Borrower, as the same may be amended, modified, waived, supplemented or restated from time to time.

“Loan File” means, with respect to each Collateral Loan delivered to the Custodian, each of the Required Loan Documents in original or copy and any other document delivered in connection therewith.

“Losses” has the meaning assigned to such term in Section 13.09(d)(i).

“Maintenance Covenant” means a covenant by any Obligor to comply with one or more financial covenants during each reporting period (but not more frequently than quarterly), whether or not such Obligor has taken any specified action and regardless of whether such covenant is only applicable until or after the expiration of a certain period of time after the initial issuance of such loan, and includes a covenant that applies only when the related loan is funded.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, financial condition or operations of the Borrower, (b) the business, assets, financial condition or operations of the Collateral Manager or the Equityholder, (c) the validity or enforceability of this Agreement or any other Facility Document or the validity, enforceability or collectability of the Collateral Loans or the Related Documents generally or any material portion of the Collateral Loans or the Related Documents, (d) the rights and remedies of the Administrative Agent, the Lenders and the other Secured Parties with respect to matters arising under this Agreement or any other Facility Document, (e) the ability of each of the Borrower, the Equityholder or the Collateral Manager to perform its obligations under any Facility Document to which it is a party or (f) the status, existence, perfection, priority or enforceability of the Collateral Agent’s Lien on the Collateral (excluding in any case a decline in the asset value of the Borrower or a change in general market conditions or values of the loans and investments held by the Borrower).

“Material Modification” means, with respect to any Collateral Loan, any amendment, waiver, consent, forbearance or modification of, or supplement to, a Related Document with respect thereto executed or effected after the related Acquisition Date, that (unless otherwise consented to by the Administrative Agent prior to the effective date of any such amendment, waiver, consent, forbearance or modification):

(a)(i) reduces, defers or forgives any principal amount due with respect to such Collateral Loan, (ii) reduces, waives or forgives any interest payment (or portion thereof) due with respect to such Collateral Loan, provides for any such interest to be deferred or capitalized and added to the principal amount of such Collateral Loan (other than any deferral or capitalization already expressly permitted by the terms of the Related Documents as of the related Acquisition Date) or reduces the rate of interest payable on such Collateral Loan (other than pursuant to the application of any pricing grid or replacement of any applicable floating rate index), or (iii) waives, or extends or postpones, any date fixed for any scheduled or mandatory principal amortization payment or the maturity date on such Collateral Loan;

(b)contractually or structurally subordinates such Collateral Loan by operation of a priority of payments, turnover provisions, the transfer of assets in order to limit recourse to the related Obligor or releases any material guarantor or co-obligor from its obligations with respect thereto or, in the case of a Second Lien Loan, increases the commitment amount of any loan senior to or pari passu with such Collateral Loan, in each case other than as permitted by the terms of the Related Documents as in effect on the related Acquisition Date;

(c)substitutes, alters, releases or terminates all or a material portion of the underlying assets securing such Collateral Loan, unless such substitution, alteration, release or termination is expressly permitted by the Related Documents as of the related Acquisition Date;

(d)amends, waives, forbears, supplements or otherwise modifies (x) the meaning of “Senior Net Leverage Ratio,” “EBITDA,” “Cash Interest Coverage Ratio,” “Total Net Leverage Ratio,” or “Permitted Liens” or any respective comparable terms in the Related Documents for such Collateral Loan or (y) any term, provision or threshold of such Related Documents referenced in or utilized in the calculation of any financial covenant, including “Senior Net Leverage Ratio,” “EBITDA,” “Cash Interest Coverage Ratio,” “Permitted Liens” or “Total Net Leverage Ratio” or, in each case, any respective comparable terms for such Collateral Loan, in each case of clauses (x) and (y) above, in a manner that, in the reasonable discretion of the Administrative Agent, is materially adverse to the Secured Parties; or

(e)modifies any term or provision of the Related Documents that impacts the determination of any default or event of default with respect to such Collateral Loan.

“Maximum Moody’s Weighted Average Rating Factor Test” means a test that will be satisfied on any date of determination if the Weighted Average Moody’s Rating Factor of the Eligible Collateral Loans as of such date is less than or equal to 3000.

“Measurement Date” means (a) the Closing Date, (b) each Borrowing Date, (c) each Determination Date, (d) each Monthly Report Determination Date, (e) the date that the Asset Value of any Collateral Loan is adjusted, (f) any date the Commitments of the Lenders are reduced pursuant to Section 2.06(b), (g) the date of each Notice of Borrowing, (h) the Commitment Termination Date, (i) with respect to the Equity Coverage Test and the Net Equity Amount, each Business Day, (j) each date that a Restricted Payment is made pursuant to Section 5.02(r) and (k) any other dates reasonably requested by the Borrower or the Administrative Agent.

“Middle Market Loan” means any Collateral Loan that meets the following criteria on any date of determination: (i) does not otherwise meet the definition of “Broadly Syndicated Loan”, (ii) is a First Lien Loan or a Second Lien Loan and (iii) is not a Private Credit Loan.

purchase price for such participation is paid in full at the time of its acquisition (or, in the case of a participation in a Revolving Collateral Loan or Delayed Drawdown Collateral Loan, at the time of the funding of such loan), (vi) the participation provides the participant all of the economic benefit and risk of the whole or part of the loan or commitment that is the subject of the loan participation and (vii) such participation is documented under a Loan Syndications and Trading Association, Loan Market Association or similar agreement standard for loan participation transactions among institutional market participants. For the avoidance of doubt, a Participation Interest shall not include a sub-participation interest in any loan.

“Payment Date” means the 15th day of each March, June, September and December, beginning in March 2020 and if such day is not a Business Day, the next succeeding Business Day. The Final Maturity Date shall also be a Payment Date.

“Payment Date Report” has the meaning specified in Section 8.09(b). “Payment Notice” has the meaning specified in Section 11.07(a).
“PBGC” means the Pension Benefit Guaranty Corporation, established pursuant to Section 4002 of ERISA, or any successor agency or entity performing substantially the same functions.

“Percentage” of any Lender means, (a) with respect to any Lender party hereto on the date hereof, the percentage set forth opposite such Lender’s name on Schedule 1 hereto, as such amount is reduced by any Assignment and Acceptance entered into by such Lender with an assignee or increased by any Assignment and Acceptance entered into by such Lender with an assignor, or (b) with respect to a Lender that has become a party hereto pursuant to an Assignment and Acceptance, the percentage set forth therein as such Lender’s Percentage, as such amount is reduced by an Assignment and Acceptance entered into between such Lender and an assignee or increased by any Assignment and Acceptance entered into by such Lender with an assignor.

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term
SOFR”.

“Permitted Liens” means any of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens created in favor of the Collateral Agent hereunder or under the other Facility Documents for the benefit of the Secured Parties; (b) Liens for Taxes if such Taxes shall not at the time be due and payable or if a Person shall currently be contesting the validity thereof in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of such Person; (c) with respect to agented Collateral Loans, security interests, liens and other encumbrances in favor of the lead agent, the collateral agent or the paying agent on behalf of all holders of indebtedness of the related Obligor under the related facility; and (d) any security interests, liens and other rights or encumbrances granted under any governing documents or other agreement between or among or binding upon the Borrower as the holder of equity in an Obligor.

“Person” means an individual or a corporation (including a business trust), partnership, trust, incorporated or unincorporated association, joint stock company, limited liability company, government (or an agency or political subdivision thereof) or other entity of any kind.

“PIK Loan” means a Collateral Loan that permits the Obligor thereon to defer or capitalize any portion of the accrued interest thereon.

“Principal Proceeds” means, with respect to any Collection Period or the related Determination Date, all amounts received by the Borrower during such Collection Period that do not constitute Interest Proceeds, including unapplied proceeds of the Advances and any amounts received by the Borrower from the Equityholder.

“Priority of Payments” has the meaning specified in Section 9.01(a).

“Private Authorizations” means all franchises, permits, licenses, approvals, consents and other authorizations of all Persons (other than Governmental Authorities).

“Private Credit Loan” means any Eligible Collateral Loan that meets the following criteria on any date of determination: (i) does not otherwise meet the definition of “Broadly Syndicated Loan” and (ii) has a related Obligor with EBITDA for the most recent Relevant Test Period of at least $ 100,000,000.

“Proceeds” has, with reference to any asset or property, the meaning assigned to it under Section 9-102(a)(64) of the UCC and, in any event, shall include, but not be limited to, any and all amounts from time to time paid or payable under or in connection with such asset or property.

“Prohibited Transaction” means a transaction described in Section 406(a) of ERISA or Section 4975 of the Code, that is not exempted by a statutory or administrative or individual exemption pursuant to Section 408 of ERISA.

“Proper Instructions” means instructions received by the Custodian or the Collateral Agent from the Borrower, or the Collateral Manager on behalf of the Borrower, in any of the following forms acceptable to the Custodian or the Collateral Agent, as applicable: (a) in writing signed by an Authorized Person (and delivered by hand, by mail, by overnight courier or by telecopier); (b) by electronic mail from an Authorized Person; (c) in tested communication; (d) in a communication utilizing access codes effected between electro mechanical or electronic devices; or (e) such other means as may be agreed upon from time to time by the Custodian or the Collateral Agent, as applicable, and the party giving such instructions.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Purchase Price” means, with respect to any Collateral Loan, the purchase price paid (expressed as a percentage of par) by the Borrower to purchase such Collateral Loan; provided, that any Collateral Loan with a “Purchase Price” of greater than 100% shall be deemed to have a “Purchase Price” of 100%.

“Qualified Institution” means a depository institution or trust company organized under the Laws of the United States of America or any one of the States thereof or the District of Columbia (or any domestic branch of a foreign bank), (i) that has either (A) a long-term unsecured debt rating of “BBB” or better by S&P and “A3” or better by Moody’s or (B) a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P or “P-1” or better by Moody’s, (ii) the parent corporation of which has either (A) a long-term unsecured debt rating of “BBB” or better by S&P and “A3” or better by Moody’s or (B) a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P and “P-1” or better by Moody’s or (iii) is otherwise acceptable to the Administrative Agent.

“Qualified Purchaser” has the meaning assigned to such term in Section 12.06(e).

“Ramp-Up Period” means the period from and including the Closing Date to and including the date that is ninety (90) days after the Closing Date.

“Register” has the meaning assigned to such term in Section 12.06(d).

“Regulation T”, “Regulation U” and “Regulation X” mean Regulation T, U and X, respectively, of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Reinvestment Period” means the period from and including the Closing Date to and including the earlier of (a) the date that is three (3) years after the ~~Closing~~Third Amendment Effective Date, (b) the Final Maturity Date and (c) the date on which the total assets under management of CIM Real Estate Finance Trust, Inc. and its wholly-owned subsidiaries is less than $1,250,000,000; provided that if the Reinvestment Period is terminated pursuant to clause (c) above, the Required Lenders may consent to the reinstatement of the Reinvestment Period.

“Related Documents” means, with respect to any Collateral Loan, the Underlying Loan Agreement, any Underlying Note, and all other agreements or documents evidencing, securing, governing or giving rise to such Collateral Loan.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Related Property” means, with respect to a Collateral Loan, any property or other assets designated and pledged or mortgaged as collateral to secure repayment of such Collateral Loan, including, without limitation, all accounts, chattel paper, deposit accounts, financial assets, general intangibles, instruments, investment property, letter-of-credit rights, other supporting obligations, any pledge of the stock, membership or other ownership interests in the related Obligor or its subsidiaries, all Warrant Assets with respect to such Collateral Loan and all proceeds from any sale or other disposition of such property or other assets.

“Related Security” means, with respect to each Collateral Loan:

(a)all Warrant Assets and any Related Property securing a Collateral Loan, all payments paid to the Borrower in respect thereof and all monies due, to become due and paid to the Borrower in respect thereof accruing after the applicable Borrowing Date and all liquidation proceeds thereof;

(b)all Liens, guaranties, indemnities and warranties, insurance policies, financing statements and other agreements or arrangements of whatever character from time to time supporting or securing payment of any such indebtedness;

(c)all Collections with respect to such Collateral Loan and any of the foregoing;

(d)any guarantees or similar credit enhancement for an Obligor’s obligations under any Collateral Loan, all UCC financing statements or other filings relating thereto, including all rights and remedies, if any, against any Related Security, including all amounts due and to become due to the Borrower thereunder and all rights, remedies, powers, privileges and claims of the Borrower thereunder (whether arising pursuant to the terms of such agreement or otherwise available to the Borrower at law or in equity);

(e)all records and Related Documents with respect to such Collateral Loan and any of the foregoing; and

(f)all recoveries and proceeds of the foregoing.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Relevant Test Period” means, with respect to any Collateral Loan, the relevant test period for the calculation of Senior Net Leverage Ratio, Total Net Leverage Ratio, Cash Interest Coverage Ratio or EBITDA, as applicable, for such Collateral Loan in the applicable Underlying Loan Agreement or, if no such period is provided for therein, for Obligors delivering monthly financial statements, each period of the last twelve consecutive reported calendar months, and for Obligors delivering quarterly financial statements, each period of the last four consecutive reported fiscal quarters of the principal Obligor on such Collateral Loan; provided that, with respect to any Collateral Loan for which the relevant test period is not provided for in the applicable Underlying Loan Agreement, if an Obligor is a newly-formed entity as to which twelve consecutive calendar months have not yet elapsed, “Relevant Test Period” shall initially include the period from the date of formation of such Obligor to the end of the twelfth calendar month or fourth fiscal quarter (as the case may be) from the date of formation, and shall subsequently include each period of the last twelve consecutive reported calendar months or four consecutive reported fiscal quarters (as the case may be) of such Obligor.

“Replacement Lender” has the meaning assigned to such term in Section 2.16(a). “Requested Amount” has the meaning assigned to such term in Section 2.02(c).
“Required Lenders” means, as of any date of determination, (a) any Lender Affiliated with the Administrative Agent if such Lender holds aggregate principal amount of Advances Outstanding plus unused Commitments equal or exceed 25% of the aggregate amount of the Commitments (used and unused) or, if the Commitments have expired or been terminated or otherwise reduced to zero, Lenders holds aggregate principal amount of Advances Outstanding equal or exceed 25% of the aggregate principal amount of all Advances Outstanding and (b) Lenders (including Lenders specified in clause (a)) whose aggregate principal amount of Advances Outstanding plus unused Commitments equal or exceed 50% of the aggregate amount of the Commitments (used and unused) or, if the Commitments have expired or been terminated or otherwise reduced to zero, Lenders whose aggregate principal amount of Advances Outstanding equal or exceed 50% of the aggregate principal amount of all Advances Outstanding; provided, however, that if any Lender shall be a Defaulting Lender at such time, then there shall be excluded from the determination of Required Lenders any Advances owing to such Defaulting Lender and such Defaulting Lender’s unfunded Commitments.

“Required Loan Documents” means, for each Collateral Loan:

(a)an executed copy of the assignment from the prior owner to the Borrower, if applicable, for such Collateral Loan;

(b)(i) the original executed promissory note or, in the case of a lost note, a copy of the executed underlying promissory note accompanied by an original executed affidavit and indemnity endorsed by the Borrower in blank (and an unbroken chain of endorsements from each prior holder of such promissory note to the Borrower) or (ii) if such promissory note is not issued the Obligor’s obligations under such loan and otherwise satisfies the requirements of the definition of First Lien Loan, then such loan shall be deemed to be a First Lien Loan for the purposes of this Agreement;
(a)is secured, pursuant to such second priority perfected Lien, by collateral having a value (determined as set forth below) not less than the outstanding principal balance of such loan plus the aggregate outstanding principal balances of all other loans of equal or higher seniority secured by a first or second Lien in the same collateral; and
(b)is not a loan which is secured solely or primarily by the common stock of its Obligor or any of its Affiliates.

provided that, notwithstanding the foregoing, solely with respect to any Private Credit Loan or Middle Market Loan that would otherwise constitute a First Lien Loan, the portion of such Private Credit Loan or Middle Market Loan that has a Senior Net Leverage Ratio in excess of 4.50 to 1.00 as of the Relevant Test Period most recently ended (or such greater Senior Net Leverage Ratio as specified on the related Approval Request) shall be deemed a Second Lien Loan (such portion, a “Deemed Second Lien Loan”);

The determination as to whether clause (c) of this definition is satisfied shall be based on the Collateral Manager’s good faith judgment at the time the loan is acquired by the Borrower (which value may include an assessment of the Obligor’s cash flow, enterprise value, general financial condition and other attributes).

“Secured Parties” means the Administrative Agent, the Custodian, the Collateral Administrator, the Collateral Agent, the Securities Intermediary and the Lenders.
“Secured Party Representative” has the meaning assigned to such term in Section 12.09. “Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder, all as from time to time in effect.

“Securities Intermediary” has the meaning assigned to it in Section 8-102(a)(14) of the UCC. Initially, the Securities Intermediary shall be Citi Agency & Trust.

“Security Entitlement” has the meaning specified in Section 8-102(a)(17) of the UCC.

“Senior Net Leverage Ratio” means, with respect to any Collateral Loan and the related Obligor as of the Relevant Test Period, either (a) the meaning of “Senior Net Leverage Ratio” or comparable term set forth in the Related Documents for such Collateral Loan, or (b) in the case of any Collateral Loan with respect to which the Related Documents do not include a definition of “Senior Net Leverage Ratio” or comparable term, the ratio obtained by dividing (i) the indebtedness for borrowed money (including the full drawn but not the undrawn amount of any revolving and delayed draw indebtedness) of the related Obligor (other than indebtedness of such Obligor that is junior in terms of payment or lien priority to the Collateral Loan of such Obligor held by the Borrower) as of such date, minus the unrestricted Cash of such Obligor as of such date by (ii) EBITDA of such Obligor as of the Relevant Test Period, as calculated by the Collateral Manager in accordance with the Collateral Management Standard in good faith using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor as per the requirements of the related Underlying Loan Agreement (or, in the case of a Collateral Loan for which the related Underlying Loan Agreement has not been executed, as set forth in the relevant marketing materials or financial model in respect of such Collateral Loan or as otherwise determined by the Collateral Manager in accordance with the Collateral Management Standard).

“SOFR” means a rate ~~per annum~~ equal to the secured overnight financing rate ~~for such Business Day published by~~as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate~~) on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org (or any successor source for the secured overnight financing rate identified as such by the administrator of the secured overnight financing rate from time to time~~).

“Solvent” as to any Person means that such Person is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code or Section 271 of the New York Debtor and Creditor Law.

“Structured Finance Obligation” means any debt obligation owing by a special purpose finance vehicle that is secured directly and primarily by, primarily referenced to, and/or primarily representing ownership of, a pool of receivables or a pool of other assets, including collateralized debt obligations, residential mortgage-backed securities, commercial mortgage-backed securities, other asset-backed securities, “future flow” receivable transactions and other similar obligations; provided that asset based lending facilities, loans to financial service companies, factoring businesses, health care providers and other genuine operating businesses do not constitute Structured Finance Obligations.
“Sub-Advisor” means OFS Capital Management, LLC, a Delaware limited liability company. “Sub-Advisory Agreement” means the Sub-Advisory Agreement, dated as of December 6, 2019, by and between the Advisor and the Sub-Advisor.

“Subsidiary” means any Person with respect to which the Borrower or the Equityholder, as the case may be, owns, directly or indirectly, more than 50% of the Equity Securities of such Person.

“Successor Collateral Manager” has the meaning specified in Section 14.08(a).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Terminated Lender” has the meaning specified in Section 2.16(b).

“Term SOFR” means, for ~~the applicable corresponding tenor, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body~~any calculation with respect to an Advance (other than an Advance bearing interest at the Base Rate), the Term SOFR Reference Rate for a tenor of three months on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to (a) with respect to the Interest Accrual Period in which the applicable Borrowing Date occurs, such Borrowing Date and (b) for each subsequent Interest Accrual Period, the commencement of such Interest Accrual Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term

SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day; provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Third Amendment Effective Date” means June 23, 2022.

“Total Net Leverage Ratio” means, with respect to any Collateral Loan and the related Obligor on the Relevant Test period, either (a) the meaning of “Total Net Leverage Ratio” or comparable term set forth in the Related Documents for such Collateral Loan, or (b) in the case of any Collateral Loan with respect to which the Related Documents do not include a definition of “Total Net Leverage Ratio” or comparable term, the ratio obtained by dividing (i) the total indebtedness for borrowed money of the related Obligor as of such date, minus the Unrestricted Cash of such Obligor as of such date by (ii) EBITDA of such Obligor as of the Relevant Test Period, as calculated by the Collateral Manager in accordance with the Collateral Management Standard in good faith using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor as per the requirements of the related Underlying Loan Agreement (or, in the case of a Collateral Loan for which the related Underlying Loan Agreement has not been executed, as set forth in the relevant marketing materials or financial model in respect of such Collateral Loan or as otherwise determined by the Collateral Manager in accordance with the Collateral Management Standard).

“Tranche Size” means, in respect of any Collateral Loan, the aggregate principal amount of all of the borrowing facilities available to the Obligor under the terms of the relevant Underlying Loan Agreement as of the original effective date of the Underlying Loan Agreement. For purposes of determining the Tranche Size in respect of any Collateral Loan: (1) for Collateral Loans that are, in accordance with then-prevailing market practice, typically bought and sold together, the respective aggregate principal amount of the borrowing facilities available to the Obligor under the facilities evidenced by the relevant Underlying Loan Agreement shall be aggregated (and, for the avoidance of doubt, the respective aggregate principal amounts of all revolving facilities, term loan “A” tranches, term loan “B” tranches and similar loan tranches issued under a single credit agreement shall be aggregated);
(2)the respective principal amounts of lines of credit and delayed draws that, in accordance with then-prevailing market practice, trade with any Collateral Loan shall be aggregated; and (3) the respective principal amount of any borrowing facilities that are, under then prevailing market practice, considered add-on facilities in respect of any Collateral Loan shall be aggregated with the principal amount of such Collateral Loan; provided that, in the case of clauses (1), (2) and (3) above, such facilities are pari passu in terms of repayment seniority and, with respect to appropriate price adjustments, buyers are typically indifferent between such facilities.

“UCC” means the New York Uniform Commercial Code; provided that if, by reason of any mandatory provisions of Law, the perfection, the effect of perfection or non-perfection or priority of the security interests granted to the Collateral Agent pursuant to this Agreement are governed by the

“Unrestricted Cash” means “Unrestricted Cash” or any comparable term in the Related Document for any Collateral Loan, and in any case that “Unrestricted Cash” or such comparable term is not defined in such Related Documents, all cash available for use for general corporate purposes and not held in any reserve account or legally or contractually restricted for any particular purposes or subject to any lien (other than blanket liens permitted under or granted in accordance with such Related Documents), as reflected on the most recent financial statements of the related Obligor that have been delivered to the Borrower.

“Unused Amount” means, for any day, an amount equal to the excess, if any, of (a) the Facility Amount on such day over (b) the Advances Outstanding on such day.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Volcker Rule” means Section 13 of the U.S. Bank Holding Company Act of 1956 and the applicable rules and regulations thereunder.

“Warrant Asset” means any equity purchase warrants or similar rights convertible into or exchangeable or exercisable for any equity interests received by the Borrower as an “equity kicker” from the Obligor in connection with a Collateral Loan; provided such Warrant Asset was received by the Borrower in lieu of debts previously contracted with respect to such Collateral Loan.

“Weighted Average Moody’s Rating Factor” means, as of any date of determination with respect to all Eligible Collateral Loans, the number (rounded up to the nearest whole number) determined by:

(a)summing the products of (i) the Principal Balance of each Eligible Collateral Loan (excluding for avoidance of doubt Equity Securities) multiplied by (ii) the Moody’s Rating Factor of such Eligible Collateral Loan; and
(b)dividing such sum by the Aggregate Principal Balance of all such Eligible Collateral Loans. “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of
Title IV of ERISA.

Section 1.02.    Rules of Construction

For all purposes of this Agreement and the other Facility Documents, except as otherwise expressly provided or unless the context otherwise requires, (a) singular words shall connote the plural as well as the singular and vice versa (except as indicated), as may be appropriate, (b) the words “herein,” “hereof” and “hereunder” and other words of similar import used in any Facility Document refer to such Facility Document as a whole and not to any particular article, schedule, section, paragraph, clause, exhibit or other subdivision thereof, (c) the headings, subheadings and table of contents set forth in any Facility Document are solely for convenience of reference and shall not constitute a part of such Facility Document nor shall they affect the meaning, construction or effect of any provision hereof, (d) references in any Facility Document to “include” or “including” shall mean include or including, as applicable, without limiting the generality of any description preceding such term, and for purposes hereof the rule of ejusdem generis shall not be applicable to limit a general statement, followed by or referable to an enumeration of specific matters, to matters similar to those specifically mentioned, (e) any definition of behalf of the Borrower by the Lenders pursuant hereto or thereto in excess of such maximum lawful rate, then the excess of such payment over that maximum shall be applied first to the payment of amounts then due and owing by the Borrower to the Secured Parties under this Agreement (other than in respect of principal of and interest on the Advances) and then to the reduction of the outstanding principal amount of the Advances Outstanding.

Section 2.08.    Several Obligations

The failure of any Lender to make any Advance to be made by it on the date specified therefor shall not relieve any other Lender of its obligation to make its Advance on such date. None of the Administrative Agent, the Collateral Agent, the Custodian, the Securities Intermediary or the Collateral Administrator, shall be responsible for the failure of any Lender to make any Advance, and no Lender shall be responsible for the failure of any other Lender to make an Advance required to be made by such other Lender.

Section 2.09.    Increased Costs

(a)Increased Costs Generally. If any Change in Law shall:

(i)impose, modify or deem applicable any reserve, compulsory loan, insurance charge, special deposit or similar requirement against assets of, deposits with or for account of, or credit extended by, any Affected Person (except any such reserve requirement reflected in the Benchmark);

(ii)subject any Secured Party to any Taxes (other than (A) Non-Excluded Taxes, (B) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)impose on any Affected Person or the ~~London interbank~~SOFR market any other condition, cost or expense, affecting this Agreement or Advances made by such Affected Person by reference to ~~the LIBOR Rate~~Term SOFR or any participation therein;

and the result of any of the foregoing shall be to increase the cost to any Affected Person of making, continuing, converting into or maintaining any Advance (or of maintaining its obligation to make any Advance) or to increase the cost to, or to reduce the amount of any payment (whether of principal, interest, fees, compensation or otherwise) or sum received or receivable by, such Affected Person hereunder (whether of principal, interest, fees, compensation or otherwise), then the Borrower will pay to such Affected Person from time to time after receipt of a written demand by a Responsible Officer of such Affected Person in Dollars, such additional amount or amounts as will compensate such Affected Person for such additional costs incurred or reduction suffered within ten (10) days of receipt of such demand. If a Lender requests compensation by the Borrower under this Section 2.09, the Borrower may, by notice to such Lender, suspend the obligation of such Lender to make or continue Advances by reference to ~~the LIBOR Rate~~Term SOFR, until the event or condition giving rise to such request ceases to be in effect (in which case (x) all Advances of such Lender shall be made or continued by reference to the Base Rate and (y) such Lender shall have no obligation to make any Advances by reference to ~~the LIBOR Rate~~Term SOFR); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(b)Capital Requirements. If any Affected Person determines that any Change in Law regarding capital or liquidity requirements has or would have (but for the operation of this Section 2.09)

Section 2.10.    Compensation; Breakage Payments

The Borrower agrees to compensate each Affected Person from time to time, on the Payment Dates (or the applicable date of prepayment) following such Affected Person’s written request (which request shall set forth the basis for requesting such amounts) in accordance with the Priority of Payments, for all reasonable and documented losses, expenses and liabilities (including any interest paid by such Affected Person to lenders of funds borrowed to make or carry an Advance bearing interest that was computed by reference to ~~the LIBOR Rate~~Term SOFR and any loss sustained by such Affected Person in connection with the re-employment of such funds but excluding loss of anticipated profits), which such Affected Person may sustain: (i) if for any reason (including any failure of a condition precedent set forth in Article III but excluding a default by the applicable Lender) a Borrowing of any Advance bearing interest that was computed by reference to ~~the LIBOR Rate~~Term SOFR by the Borrower does not occur on the Borrowing Date specified therefor in the applicable Notice of Borrowing delivered by the Borrower, (ii) if any payment, prepayment or conversion of any of the Borrower’s Advances bearing interest that was computed by reference to ~~the LIBOR Rate~~Term SOFR occurs on a date that is not the last day of the relevant Interest Accrual Period, and (iii) if any payment or prepayment of any Advance bearing interest that was computed by reference to ~~the LIBOR Rate~~Term SOFR is not made on a Payment Date or pursuant to a Notice of Prepayment given by the Borrower. A certificate as to any amounts payable pursuant to this Section 2.10 submitted to the Borrower by any Lender (with a copy to the Agents, and accompanied by a reasonably detailed calculation of such amounts and a description of the basis for requesting such amounts) shall be conclusive in the absence of manifest error.

Section 2.11.    Illegality; Inability to Determine Rates

(a)Notwithstanding any other provision in this Agreement, in the event of a Disruption Event, then the affected Lender shall promptly notify the Agents and the Borrower thereof, and such Lender’s obligation to make or maintain Advances hereunder based on the Benchmark shall be suspended until such time as such Lender may again make and maintain Advances based on the Benchmark.

(b)Upon the occurrence of any event giving rise to a Lender’s suspending its obligation to make or maintain Advances based on the Benchmark pursuant to Section 2.11(a), such Lender will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate a different lending office if such designation would enable such Lender to again make and maintain Advances based on the Benchmark; provided that such designation is made on such terms that such Lender and its lending office suffer no unreimbursed cost or material legal or regulatory disadvantage (as reasonably determined by such Lender), with the object of avoiding future consequence of the event giving rise to the operation of any such provision.

(c)If, prior to the first day of any Interest Accrual Period or prior to the date of any Advance, as applicable, either (i) the Administrative Agent determines that for any reason adequate and reasonable means do not exist for determining ~~the LIBOR Rate~~Term SOFR for the applicable Advances, or (ii) the Required Lenders determine and notify the Administrative Agent that the Benchmark with respect to such Advances does not adequately and fairly reflect the cost to such Lenders of funding such Advances, the Administrative Agent will promptly so notify the Borrower, the Collateral Agent and each Lender. Thereafter, the obligation of the Lenders to make or maintain Advances based on the Benchmark shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.

(d)Upon receipt of any notice described in Section 2.11(a) or (c), the Borrower may revoke any pending request for the making or continuation of an Advance based on the Benchmark or, failing that, will be deemed to have converted such request into a request for an Advance based on the Base Rate.

(e)If ~~the LIBOR Rate~~Term SOFR is not available or published on a current basis and such circumstances are unlikely to be temporary or the ~~administrator of ICE LIBOR~~Term SOFR Administrator or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which such ~~LIBOR~~Term SOFR Reference Rate shall no longer be made available, the Administrative Agent and the Borrower shall cooperate in good faith to amend this Agreement to replace ~~the LIBOR Rate~~Term SOFR with an alternative floating reference rate that is generally used in U.S. credit markets for similar types of credit facilities and make such other related changes to this Agreement as the Administrative Agent and the Borrower may mutually determine to be appropriate; provided that the Administrative Agent shall not charge any amendment fee in connection with an amendment to this Agreement under this Section 2.11(e).

Section 2.12.    Fees

(a)Commitment Fee. On each Payment Date, the Borrower shall pay to the Administrative Agent (for the account of the Lenders on a pro rata basis) a commitment fee (a “Commitment Fee”) in an amount equal to the sum, for each day during the related Interest Accrual Period from and including the date that is three months from the Closing Date to and excluding the Commitment Termination Date, of the product of (i) the Commitment Fee Rate, divided by 360 and (ii) the applicable portion of the Unused Amount, in each case for each such day during the related Interest Accrual Period.

(b)Prepayment Fee. If, at any time during the Reinvestment Period, the Facility Amount is reduced in whole or in part at the option or election of the Borrower, the Borrower shall pay to the Administrative Agent (for the account of the Lenders on a pro rata basis), a prepayment fee (a “Prepayment Fee”) equal to the product of (i) the Prepayment Fee Rate multiplied by (ii) the Facility Amount. Such Prepayment Fee shall be payable on the date of the termination of this Agreement (in the event this Agreement is terminated in whole) or on the first Payment Date immediately succeeding the reduction of the Facility Amount (in the event the Facility Amount is reduced in part). No Prepayment Fee shall be payable to any Lender ~~(x)~~ if such Lender requested increased costs pursuant to Section 2.09 within the immediately prior three months ~~or (y) if the Administrative Agent and the Borrower fail to enter into an amendment to replace the LIBOR Rate with an alternative floating reference rate in accordance with Section 2.11(e) following the first to occur of (1) the date that the LIBOR Rate is no longer available or published on a current basis and such circumstances are unlikely to be temporary and~~
~~(2) the specific date after which such LIBOR Rate shall no longer be made available identified in a public statement by the administrator of ICE LIBOR or a Governmental Authority having jurisdiction over the Administrative Agent.~~

(c)Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent such fees as are mutually agreed to in writing from time to time by the Borrower and the Administrative Agent, including the fees set forth in the Administrative Agent Fee Letter.

(d)Collateral Agent, Collateral Administrator, Custodian and Securities Intermediary Fees. The Borrower agrees to pay to the Collateral Agent, the Collateral Administrator, the Custodian and the Securities Intermediary such fees as are mutually agreed to in writing from time to time by the Borrower and the Collateral Agent, the Collateral Administrator, the Custodian and the Securities Intermediary, including the fees set forth in the Collateral Administration and Agency Fee Letter.

Section 2.13.    Rescission or Return of Payment

are not available to satisfy the debts and other obligations of the Equityholder, the Equityholder Parent or any other Person and (b) such assets shall also be listed on the Borrower’s own separate balance sheet;

(ii)within 60 days after the end of each of the first three quarters of each fiscal year of the Borrower, an unaudited financial report of the Equityholder Parent containing a consolidated statement of assets and liabilities, consolidated statements of operations, changes in net assets, and cash flows, and a market value report regarding the Borrower’s investments, in each case for the period then ended, all certified by one of its senior financial officers as presenting fairly in all material respects the financial condition and results of operations of the Equityholder Parent and its consolidated Subsidiaries (including the Borrower) on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(iii)within five (5) Business Days after a Responsible Officer of the Borrower obtains actual knowledge of the occurrence and continuance of any (A) Default, or (B) Event of Default, a certificate of a Responsible Officer of the Borrower setting forth the details thereof and the action which the Borrower or the Collateral Manager is taking or proposes to take with respect thereto;

(iv)to the extent available to the Collateral Manager (on behalf of the Borrower) pursuant to the Related Documents (provided that, upon the request of the Administrative Agent, the Collateral Manager shall request such information and use commercially reasonable efforts to obtain the same), on or prior to the date the Borrower acquires a Collateral Loan, audited financial statements of the related Obligor for the three (3) year period most recently ended with respect to the related Obligor;

(v)if requested by the Administrative Agent and to the extent available to the Collateral Manager (on behalf of the Borrower) pursuant to the Related Documents, the annual audited financial statements with respect to each Obligor and the financial reporting packages delivered by such Obligor pursuant to the applicable Related Documents, which delivery shall be made promptly upon the Administrative Agent’s request;

(vi)to the extent available to the Collateral Manager (on behalf of the Borrower) pursuant to the Related Documents, copies of any (x) in the case of any Middle Market Loan, any amendment, restatement,. supplement, waiver or other modification to the Related Documents ~~of any~~determined to be material by the Collateral ~~Loan~~Manager in accordance with the Collateral Management Standard or (y) in the case of any Broadly Syndicated Loan, any amendment, restatement. supplement, waiver or other modification to the Related Documents constituting a Material Modification, in each case within ten (10) Business Days following the effectiveness of such amendment, restatement, supplement, waiver or other modification;

(vii)~~reserved~~solely with respect to any Private Credit Loan or Middle Market Loan, (A) copies of the underwriting and credit memos prepared by the Collateral Manager with respect to such Collateral Loan on or prior to the related Acquisition Date, and copies of any updates or amendments thereto, within ten (10) Business Days after such updates or amendments become available; (B) a quarterly financial report with respect to such Obligor and with respect to each Collateral Loan and, upon reasonable request of the Administrative Agent, any other financial information received by the Borrower with respect to such Obligor and with respect to each Collateral Loan, which delivery shall be made within twelve (12) Business Days after receipt by a Responsible Officer of the Borrower or the Collateral Manager (on behalf of the

Borrower) as specified in the Related Documents and (C) the quarterly portfolio summary and quarterly internal valuations prepared by the Collateral Manager with respect to each Collateral Loan and Obligor, which delivery shall be made within thirty (30) days after the approval thereof by the Collateral Manager;

(viii)reserved;

(ix)on (A) if no Borrowing Base Value Event has occurred, each Measurement Date or (B) after the occurrence of a Borrowing Base Value Event, each Business Day, a Borrowing Base Calculation Statement;

(x)if requested by the Administrative Agent, copies of the underwriting and credit memos prepared by the Collateral Manager with respect to each Collateral Loan and copies of any updates or amendments thereto;

(xi)to the extent reasonably available, financial reporting packages with respect to each Obligor including (A) each Obligor’s (1) legal name and address, (2) jurisdiction, (3) tax identification number, (4) audited financial statements delivered under clause (iv) above, (5) if requested by the Administrative Agent, any internal credit memos produced by the Collateral Manager and (6) if requested by the Administrative Agent, company forecasts including plans related to capital expenditures, if available to the Collateral Manager and (B) such other information as any Lender may reasonably require for regulatory purposes relating to the Collateral Loans or the transactions contemplated hereby and so notified in writing the Borrower and the Collateral Manager (including, without limitation, the Collateral Manager’s internal rating of such obligor);

(xii)within five (5) Business Days after request therefor, such additional information regarding the Borrower’s financial position or business and the Collateral (including reasonably detailed calculations of the existence of a Borrowing Base Deficiency or noncompliance with the Collateral Quality Test, Equity Coverage Test, Minimum Equity Test or any Concentration Limitation) as the Administrative Agent may request;

(xiii)within five (5) Business Days after a Responsible Officer of the Borrower, the Equityholder, or the Collateral Manager obtains actual knowledge thereof, notice of any material action, suit, proceeding, dispute, offset, deduction, defense or counterclaim with respect to (x) the Borrower, the Equityholder, or the Collateral Manager or (y) any Collateral that (A) is asserted by an Obligor with respect to such Obligor’s obligations under any Related Document with respect to any Collateral (or portion thereof) or (B) could reasonably be expected to have a Material Adverse Effect;

(xiv)within five (5) Business Days after a Responsible Officer of the Borrower, the Equityholder, or the Collateral Manager obtains actual knowledge thereof, notice of the occurrence of any ERISA Event that would reasonably be expected to have a Material Adverse Effect and copies of any communications with all Governmental Authorities or any Multiemployer Plan with respect to such ERISA Event;

(xv)within five (5) Business Days after a Responsible Officer of the Borrower, the Equityholder, or the Collateral Manager obtains actual knowledge thereof, notice of any Insolvency Event related to any Obligor;

(xvi)within five (5) Business Days after a Responsible Officer of the Borrower, the Equityholder, or the Collateral Manager obtains actual knowledge thereof, notice of a default in any payment required under any Related Document;

(xvii)on each Business Day, a cash flow and position report of the Borrower; ~~and~~

(xviii)on each trade date with respect to a Collateral Loan, a trade blotter; and

(xix)promptly after a Responsible Officer of the Borrower or the Collateral Manager obtain actual knowledge thereof, notice of any Asset Value Adjustment Event.

Notwithstanding the foregoing, the requirement to deliver financial statements set forth in Section 5.01(d)(i) and Section 5.01(d)(ii) will be satisfied at any such time as such financial statements are appropriately filed with the SEC, if applicable.

(e)Access to Records and Documents. It shall permit the Administrative Agent (or any Person designated by the Administrative Agent, subject to delivery of standard confidentiality agreements) to, upon reasonable advance notice and during normal business hours, visit and inspect and make copies thereof at reasonable intervals (i) its books, records and accounts relating to its business, financial condition, operations, assets and its performance under the Facility Documents and the Related Documents and to discuss the foregoing with its and such Person’s officers, partners, employees and accountants, and (ii) all of its Related Documents, in each case as often as the Administrative Agent may reasonably request; provided that so long as no Event of Default has occurred, the Borrower shall be responsible for all costs and expenses for only one such visit per fiscal year by the Administrative Agent or its designees; provided, further, that an officer or employee of the Borrower or the Collateral Manager shall have the opportunity to be present at any discussion between the Administrative Agent, any Lender or any other Person designated by the Administrative Agent, on the one hand, and the Borrower’s accountants, on the other hand. Any Lender shall be permitted to accompany the Administrative Agent in such visit.

(f)Use of Proceeds. It shall use the proceeds of each Advance made hereunder solely:

(i)to fund or pay the purchase price (in a manner that shall constitute valid and true sales for consideration (and not merely a pledge of such assets for security purposes)) of Eligible Collateral Loans or Eligible Investments owned or acquired by the Borrower in accordance with the terms and conditions set forth herein;

(ii)to fund additional extensions of credit under Delayed Drawdown Collateral Loans and Revolving Collateral Loans held by the Borrower, in each case in accordance with the terms of this Agreement;

(iii)to fund the Unfunded Reserve Account on or prior to the Commitment Termination Date to the extent the Unfunded Reserve Account is required to be funded pursuant to Section 8.05 (and the Borrower shall submit a Notice of Borrowing for a Borrowing Date falling no more than five and no less than one Business Day prior to the Commitment Termination Date with a Requested Amount sufficient to fully fund the Unfunded Reserve Account to the extent required under Section 8.05); or

(iv)to make Restricted Payments pursuant to Section 5.02(r).

(d)Access to Records and Documents. It shall permit the Administrative Agent (or any Person designated by the Administrative Agent, subject to delivery of standard confidentiality agreements) to, upon reasonable advance notice and during normal business hours, visit and inspect and make copies thereof at reasonable intervals (i) its books, records and accounts relating to its business, financial condition, operations, assets and its performance under the Facility Documents and the Related Documents and to discuss the foregoing with its and such Person’s officers, partners, employees and accountants, and (ii) all of its Related Documents, in each case as often as the Administrative Agent may reasonably request; provided that so long as no Event of Default has occurred, the Borrower shall be responsible for all costs and expenses for only one such visit per fiscal year by the Administrative Agent or its respective designees; provided, further, that an officer or employee of the Collateral Manager shall have the opportunity to be present at any discussion between the Administrative Agent, any Lender or any other Person designated by the Administrative Agent, on the one hand, and the Collateral Manager’s accountants, on the other hand. Any Lender shall be permitted to accompany the Administrative Agent in such visit.

(e)~~[Reserved].~~ Notice of Material Modification. Within ten (10) Business Days after a Responsible Officer of the Collateral Manager obtains actual knowledge of the occurrence of a Material Modification, the Collateral Manager shall deliver to the Administrative Agent (with a copy to the Collateral Administrator) a notice setting forth the details thereof and attaching a copy of the related amendment or waiver.

(f)Collections. The Collateral Manager shall direct any agent or administrative agent for any Collateral Loan to remit all payments and collections with respect to such Collateral Loan and, if applicable, to direct the Obligor with respect to such Collateral Loan to remit all such payments and collections with respect to such Collateral Loan directly to the Collection Account. The Collateral Manager shall promptly identify any collections received as being on account of Interest Collections or Principal Collections and shall transfer, or cause to be transferred, all Collections received to the appropriate Collection Account within two Business Days after such Collections are received.

(g)Sanctions; Anti-Corruption Laws; and Anti-Money Laundering Laws. It shall comply with Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws and shall maintain policies and procedures reasonably designed to ensure compliance therewith. It shall ensure that it does not cause the Borrower or any of its Related Parties to use the proceeds of or fund the repayment of any Advance in violation of Sanctions, Anti-Corruption Laws or Anti-Money Laundering Laws.

Section 5.04.    Negative Covenant of the Equityholder and the Collateral Manager

The Equityholder and the Collateral Manager each covenants and agrees that, until the Final Maturity Date (and thereafter until the date that all Obligations have been Paid in Full), it shall not enter into or suffer to exist or permit to become effective any agreement that prohibits, limits or imposes any material condition upon its ability to perform its obligations under the Facility Documents to which it is a party.

Section 5.05.    Certain Undertakings Relating to Separateness

Without limiting any, and subject to all, other covenants of the Borrower contained in this Agreement:

(a)    The Borrower shall maintain its bank accounts, books, accounting and other records separate from those of any other Person.

Borrower or the Collateral Manager may from time to time reasonably request with respect to the Collateral Loans, the Covered Accounts and the other Collateral and provide any other requested information reasonably available to the Collateral Administrator and required to be provided by Section
8.09or to permit the Collateral Manager to perform its obligations hereunder or the Borrower’s obligations hereunder that have been delegated to the Collateral Manager. The Collateral Administrator shall promptly forward to the Collateral Manager copies of notices, periodic financial reports and other writings received by it from the Obligor of any Collateral Loan or from any Clearing Agency with respect to any Collateral Loan.

Section 8.09.    Accountings

(a)Monthly. Not later than ten (10) Business Days following the last calendar day of each calendar month (other than the months for which a Payment Date Report is delivered) (the “Monthly Reporting Date”), the Borrower shall compile and provide (or cause to be compiled and provided) to the Administrative Agent and the Equityholder a monthly report (which includes a Borrowing Base Calculation Statement prepared by the Collateral Manager and provided to the Collateral Administrator for inclusion in the Monthly Report) (each, a “Monthly Report”) in accordance with this Section 8.09. The Borrower shall compile and provide (or cause to be compiled and provided) to the Administrative Agent a loan data file (the “Data File”) for the previous monthly period ending on the Monthly Report Determination Date (containing such information agreed upon by the Borrower (or the Collateral Manager on its behalf), and the Administrative Agent). The Borrower shall provide (or cause to be provided) the Data File no later than ten (10) Business Days following the Monthly Reporting Date. As used herein, the “Monthly Report Determination Date” with respect to any calendar month will be the fifteenth day of the prior calendar month. The first Monthly Report shall be delivered in February 2020 and shall be determined with respect to the Monthly Report Determination Date that is January 15, 2020. The Monthly Report for a calendar month shall be in a form reasonably acceptable to the Borrower, the Collateral Administrator, the Collateral Manager, the Equityholder and the Administrative Agent and shall contain the information with respect to the Collateral Loans and Eligible Investments included in the Collateral set forth in Schedule 2 hereto, and shall be determined as of the Monthly Report Determination Date for such calendar month.

    In addition, the Borrower shall provide in each Monthly Report (or supplement thereto) a statement notifying of any amendment, modification or waiver under any Related Document for each Collateral Loan that constitutes a Material Modification that became effective since the immediately preceding Monthly Report (or, in respect of the first Monthly Report, from the Closing Date) unless previously disclosed under Section 5.01(d)(vii) or 8.09(a).

(b)Payment Date Accounting. The Borrower shall render (or cause to be rendered) an accounting (each, a “Payment Date Report”), determined as of the close of business on each Determination Date preceding a Payment Date, and shall deliver such Payment Date Report to the Agents and the Equityholder not later than the second Business Day preceding the related Payment Date. The Payment Date Report shall be in a form reasonably acceptable to the Borrower, the Collateral Manager, the Equityholder, the Collateral Administrator and the Administrative Agent and shall contain the information set forth in Schedule 3 hereto.

The first Payment Date Report shall be delivered by March 12, 2020, shall be determined with respect to the Determination Date that is March 9, 2020, and shall be used in connection with the payments to be made on the Payment Date in March 2020.

(c)Failure to Provide Accounting. If the Collateral Agent shall not have received any accounting provided for in this Section 8.09 on the first Business Day after the date on which such

ARTICLE XII MISCELLANEOUS

Section 12.01. No Waiver; Modifications in Writing

(a)No failure or delay on the part of any Secured Party exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver of any provision of this Agreement or any other Facility Document, and any consent to any departure by any party to this Agreement or any other Facility Document from the terms of any provision of this Agreement or such other Facility Document, shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on the Borrower, the Collateral Manager or the Equityholder in any case shall entitle the Borrower, the Collateral Manager or the Equityholder to any other or further notice or demand in similar or other circumstances.

(b)No amendment, modification, supplement or waiver of this Agreement shall be effective unless signed by the Borrower, the Collateral Manager, the Equityholder, the Collateral Administrator, the Custodian, and the Collateral Agent; provided that, (i) except for an amendment ~~to replace the LIBOR Rate with an alternative floating reference rate~~ in accordance with Section ~~2.11~~12.01(~~e~~c), any Fundamental Amendment shall require the written consent of all Lenders (or, in the case of clauses (a) through (d) of the definition of Fundamental Amendment, in addition to the consent of the foregoing, each Lender directly affected thereby), and (ii) no such amendment, modification, supplement or waiver shall amend, modify or otherwise affect the rights or duties of any Agent hereunder without the prior written consent of such Agent.

(c)Benchmark Replacement. ~~Notwithstanding anything to the contrary herein or in any other Facility Document:~~

(i)~~Replacing the LIBOR Rate. On the earlier of (A) the date that all Available Tenors of the LIBOR Rate have either permanently or indefinitely ceased to be provided by the IBA or have been announced by the Financial Conduct Authority pursuant to public statement or publication of information to be no longer representative and (B) the Early Opt-in Effective Date, if the then-current Benchmark is the LIBOR Rate, the Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Facility Document in respect of any setting of such Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to this Agreement or any other Facility Document. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a quarterly basis.~~Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Facility Document, upon the occurrence of a Benchmark Transition Event with respect to any then-current Benchmark, the Administrative Agent and the Borrower may amend this Agreement to replace such Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Administrative Agent has provided notice of such proposed amendment to the Collateral Manager and each Lender. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 12.01(c)(i) will occur prior to the applicable Benchmark Transition Start Date.

~~(ii)Replacing Future Benchmarks. Upon the occurrence of a Benchmark Transition Event, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder and under any Facility Document in respect of any Benchmark setting at or after 5:00~~
~~p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is~~

~~provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Facility Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. At any time that the administrator of the then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, the Borrower may revoke any request for a borrowing of Advances that would bear interest by reference to such Benchmark until the Borrower’s receipt of notice from the Administrative Agent that a Benchmark Replacement has replaced such Benchmark, and, failing that, the Advances shall bear interest at the Base Rate. During the period referenced in the foregoing sentence, the component of the Base Rate based upon the Benchmark will not be used in any determination of the Base Rate.~~

(ii)~~(iii) Benchmark Replacement~~ Conforming Changes. In connection with the implementation and administration of any Benchmark Replacement, the Administrative Agent in consultation with the Collateral Manager will have the right to make ~~Benchmark Replacement~~ Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Facility Document, any amendments implementing such ~~Benchmark Replacement~~ Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(iii)~~(iv)~~ Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any ~~Benchmark Replacement~~ Conforming Changes. For the avoidance of doubt, any notice required to be delivered by the Administrative Agent as set forth in this Section 12.01(c) may be provided, at the option of the Administrative Agent (in its sole discretion), in one or more notices and may be delivered together with, or as part of any amendment which implements any Benchmark Replacement or ~~Benchmark Replacement~~ Conforming Changes. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 12.01(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 12.01(c).

(iv)Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Facility Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if a then-current Benchmark is a term rate (including Term SOFR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent, in consultation with the Borrower, in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then the Administrative Agent in consultation with the Borrower, may modify the definition of “Interest Accrual Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative, non-compliant or non-aligned tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks for a Benchmark (including a Benchmark Replacement), then the Administrative Agent, in consultation with the Borrower, may modify the definition of “Interest Accrual Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v)~~Unavailability of Tenor of Benchmark. At any time (including in connection with the implementation of any Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including Term SOFR or the LIBOR Rate), then the Administrative Agent may remove any tenor of such Benchmark that is unavailable or non-representative for Benchmark (including Benchmark Replacement) settings and (B) the Administrative Agent may reinstate any such previously removed tenor for Benchmark (including Benchmark Replacement) settings.~~Benchmark Unavailability Period.    Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to any then-current Benchmark, (A) the Borrower may revoke any pending request for an Advance during any Benchmark Unavailability Period and (B) all Advances shall bear interest at the Base Rate. During a Benchmark Unavailability Period for any then-current Benchmark or at any time that a tenor for any then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon such Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

~~(vi)Occurrence of Benchmark Transition Event. On March 5, 2021, the ICE Benchmark Administration (the “IBA”), the administrator of the London interbank offered rate, and the Financial Conduct Authority, the regulatory supervisor of the IBA (the “Financial Conduct Authority”), announced in public statements (the “Announcements”) that the final publication or representativeness date for (i) 1-week and 2-month London interbank offered rate tenor settings will be December 31, 2021 and (ii) overnight, 1-month, 3-month, 6-month and 12-month London interbank offered rate tenor settings will be June 30, 2023. No successor administrator for the IBA was identified in such Announcements. The parties hereto agree and acknowledge that the Announcements resulted in the occurrence of a Benchmark Transition Event with respect to the London interbank offered rate pursuant to the terms of this Agreement and that any obligation of the Administrative Agent to notify any parties of such Benchmark Transition Event hereunder shall be deemed satisfied.~~

(vi) ~~(vii)~~ Disclaimer. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to (A) the administration, submission or any other matter related to ~~the London interbank offered rate or other rates in the definition of “LIBOR Rate”~~Term SOFR or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation any Benchmark Replacement implemented hereunder), (B) the composition or characteristics of any such Benchmark Replacement, including whether it is similar to, or produces the same value or economic equivalence to ~~the LIBOR Rate (~~Term SOFR or any other Benchmark) or have the same volume or liquidity as did ~~the LIBOR Rate (~~Term SOFR or any other Benchmark), (C) any actions or use of its discretion or other decisions or determinations made with respect to any matters covered by this Section 12.01(c) including, without limitation, whether or not a Benchmark Transition Event has occurred, the removal or lack thereof of unavailable or non-representative tenors, the implementation or lack thereof of any ~~Benchmark Replacement~~ Conforming Changes, the

delivery or non-delivery of any notices required by clause (iv) above or otherwise in accordance herewith, and (D) the effect of any of the foregoing provisions of this Section 12.01(c). The Administrative Agent shall not be under any obligation (i) to monitor, determine or verify the unavailability or cessation of any interest rate under this Agreement, or whether or when there has occurred, or to give notice to any other transaction party of the occurrence of, any Disruption Event, Benchmark Transition Event, Benchmark Unavailability Period or a Benchmark Replacement Date, (ii) to select, determine or designate any Base Rate, or other successor or replacement benchmark index, or whether any conditions to the designation of such a rate have been satisfied, or (iii) to select, determine or designate any adjustment or other modifier to any replacement or successor index, or (iv) to determine whether or what conforming changes or amendments (including any Conforming Changes) are necessary or advisable, if any, in connection with any of the foregoing. The Administrative Agent shall not be liable for any inability, failure or delay on its part to perform any of its duties set forth in the Facility Documents as a result of the unavailability of any interest rate hereunder and absence of a designated Base Rate or Benchmark Replacement, including as a result of any inability, delay, error or inaccuracy on the part of any other transaction party, in providing any direction, instruction, notice or information required or contemplated by the terms of the Facility Documents and reasonably required for the performance of such duties.
Section 12.02. Notices, Etc.

(a) Except where telephonic instructions are authorized herein to be given, all notices, demands, instructions and other communications required or permitted to be given to or made upon any party hereto shall be in writing, unless otherwise expressly specified herein, and shall be (i) personally delivered or sent by registered, certified or express mail, postage prepaid, or by facsimile transmission, or by prepaid courier service, or by electronic mail (of a .pdf or similar file and if the recipient has provided an email address) to the address, facsimile number or email address, as applicable, set forth with respect to such party on Schedule 8 (or, if not provided on Schedule 8 with respect to any party, such address, facsimile number or email address provided by such party in writing to the Administrative Agent), (ii) posted to Intralinks® (to the extent such system is available and set up by or at the direction of Administrative Agent prior to posting) in an appropriate location by uploading such notice, demand, request, direction or other communication to www.intralinks.com, faxing it to 866-545-6600 with an appropriate bar-code fax coversheet or using such other means of posting to Intralinks® as may be available and reasonably acceptable to the Administrative Agent prior to such posting, (iii) made available on the Collateral Agent’s website initially located at www.sf.citidirect.com (assistance using the website may be obtained by calling the Collateral Agent’s customer service desk at 888-855-9695), or
(iv) posted to any other electronic system approved by or set up by or at the direction of the
Administrative Agent, and shall in each case be deemed to be given for purposes of this Agreement on the day that such writing is received by the intended recipient thereof or posted in accordance with the provisions of this Section 12.02. Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this Section 12.02, notices, demands, instructions and other communications in writing shall be given to or made upon the respective parties hereto at their respective addresses (or to their respective facsimile numbers or email addresses) indicated in Schedule 8 (or, if not provided on Schedule 8 with respect to any party, such address, facsimile number or email address provided in writing by such party to the Administrative Agent), and, in the case of telephonic instructions or notices, by calling the telephone number or numbers indicated for such party in Schedule 8 (or, if not provided on Schedule 8 with respect to any party, such telephone number or numbers provided in writing by such party to the Administrative Agent). Each party shall notify the Administrative Agent in writing of any changes in the address, facsimile number, telephone number or email address to which notices to such Person should be directed, and of such other administrative information as the Administrative Agent shall reasonably request.

respect to the Collateral, and the Collateral Administrator shall have no responsibility for the accuracy of any such information or data provided to it by such Persons. Nothing herein shall impose or imply any duty or obligation on the part of the Collateral Administrator to verify, investigate or audit any such information or data, or to determine or monitor on an independent basis whether any obligor under the Collateral is in default or in compliance with the underlying documents governing or securing such securities, from time to time, the role of the Collateral Administrator hereunder being solely to perform certain mathematical computations and data comparisons and to provide certain reports and other deliveries, as provided herein. For purposes of monitoring changes in ratings, the Collateral Administrator shall be entitled to use and rely (in good faith) exclusively upon one or more reputable electronic financial information reporting services, and shall have no liability for any inaccuracies in the information reported by, or other errors or omissions of, any such services.

(h) Nothing herein shall obligate the Collateral Administrator to determine independently any characteristic of a Collateral Loan, or to evaluate or verify the Collateral Manager’s characterization of any Collateral Loan, including whether any item of Collateral is a Caa/CCC Loan, Revolving Collateral Loan, Delayed Drawdown Collateral Loan, Defaulted Loan, Participation Interest, Fixed Rate Obligation, Noteless Loan, PIK Loan, Eligible Collateral Loan, Ineligible Collateral Loan, Equity Security, First Lien Loan, Second Lien Loan, Floor Obligation, Broadly Syndicated Loan, Private Credit Loan, Middle Market Loan, Structured Finance Obligation, Certificated Security, Uncertificated Security or Covenant Lite Loan, or the domicile or any other classification of any Obligor, any such determination being based exclusively upon notification the Collateral Administrator receives from the Collateral Manager or based upon notices received from the obligor, trustee or agent bank under an underlying governing document, or similar source and nothing herein shall obligate the Collateral Administrator to review or examine any underlying instrument or contract evidencing, governing or guaranteeing or securing any Collateral Loan in order to verify, confirm, audit or otherwise determine any characteristic thereof. The Collateral Manager shall provide to the Collateral Administrator the information described in items 1(x), 1(xvi) and 1(xviii) of the Monthly Report. The Collateral Manager shall notify the Collateral Administrator of any amendment or modification of a Collateral Loan. In addition, nothing herein shall obligate the Collateral Administrator to determine the Asset Value (including the Original Asset Value) of a Collateral Loan. The Collateral Manager shall provide the Collateral Administrator with any waivers of any eligibility requirements (as set forth in the definition of Eligible Collateral Loan) by the Administrative Agent.

Section 15.03. Certain Rights of Collateral Administrator

Notwithstanding any terms herein contained to the contrary, the acceptance by the Collateral Administrator of its appointment hereunder is expressly subject to the following terms, which shall govern and apply to each of the terms and provisions of this Agreement (whether or not so stated therein):

(a)The Collateral Administrator may conclusively rely on and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, note or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties.

(b)If, in performing its duties under this Agreement, the Collateral Administrator is required to decide between alternative courses of action, the Collateral Administrator may request written instructions from the Collateral Manager acting on behalf of the Borrower as to the appropriate course of action desired by it. If the Collateral Administrator does not receive such instructions within two (2) Business Days after it has requested them, the Collateral Administrator may, but shall be under no duty to, take or refrain from taking any such courses of action; provided that the Collateral Administrator